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Exhibit 2.7

AMENDED AND RESTATED

ASSET PURCHASE AND SALE AGREEMENT

Between

North Star Steel Company,

(as "Seller")

And

MACSTEEL Monroe, Inc. (formerly Quanex Two, Inc.)

(as "Buyer")

And

Quanex Corporation

Dated December 23, 2003

i

5.6	Brokers	24
5.7	Sufficient Funds	24
ARTICLE 6	COVENANTS OF THE SELLER	24
6.1	Conduct of Business	24
6.2	Negative Covenants Relating to Conduct of the Business	25
6.3	Certain Notices	26
ARTICLE 7	COVENANTS OF THE BUYING PARTIES AND THE SELLER	26
7.1	HSR Act Notification: Other Consents	26
7.2	Access to Information, Inspections	27
7.3	Title Commitment and Survey	27
7.4	Motor Vehicles	27
7.5	Tax Matters	27
7.6	Bulk Sales Compliance	28
7.7	Confidentiality	28
7.8	Payments Received	29
7.9	Satisfaction of Conditions and Further Assurances	29
7.10	Collective Bargaining Agreement	30
7.11	Exclusivity Agreement	30
7.12	Environmental Matters	30
7.13	Limitation on the Parties' Obligations With Respect to Product Warranties	31
7.14	Seller's Option to Purchase Accounts Receivable	31
ARTICLE 8	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYING PARTIES	31
8.1	Accuracy of Representations and Warranties	31
8.2	Compliance with Agreements and Covenants	32
8.3	Hart-Scott-Rodino	32
8.4	No Injunctions	32
8.5	Title Insurance	32
8.6	Deliveries	32
8.7	Consents and Release of Encumbrances	32
8.8	No Material Adverse Effect	32
8.9	Audited Financial Statements	32
ARTICLE 9	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER	32
9.1	Accuracy of Representations and Warranties	32
9.2	Compliance with Agreements and Covenants	33
9.3	Hart-Scott-Rodino	33
9.4	No Injunctions	33
9.5	Deliveries	33
ARTICLE 10	EMPLOYEES AND BENEFIT PLANS	33
10.1	Offer of Employment	33
10.2	Severance Benefits	33
10.3	Vacation	33
10.4	Salaries and Benefits	34
10.5	No Transfer of Assets	34
10.6	Termination/WARN Act Notification	35
10.7	Employee Records	35
10.8	General Employment Provisions	35
10.9	Seller Retiree Benefits	35
ARTICLE 11	CLOSING	35
11.1	Closing	35

11.2	Deliveries by the Seller	35
11.3	Deliveries by the Buying Parties	36
11.4	Passage of Title and Risk of Loss	37
ARTICLE 12	TERMINATION	37
12.1	Termination	37
12.2	Effect of Termination	37
ARTICLE 13	INDEMNIFICATION	38
13.1	Survival; Remedy for Breach	38
13.2	Indemnification by the Seller	38
13.3	Indemnification by the Buyer	40
13.4	Claims	41
13.5	Assumption of Defense	41
13.6	Settlement or Compromise	42
13.7	Failure of Indemnifying Person to Act	42
13.8	Direct Claims	42
13.9	Exclusive Remedy	42
13.10	Procedures and Limitations with respect to the Seller's Environmental Indemnification	42
ARTICLE 14	DISPUTE RESOLUTION	44
14.1	Mutual Dispute Resolution	44
ARTICLE 15	MISCELLANEOUS	45
15.1	Disclosure Schedules	45
15.2	Expenses	45
15.3	Amendment	45
15.4	Interpretation	45
15.5	Notices	45
15.6	Waivers	46
15.7	Successors and Assigns	46
15.8	No Third Party Beneficiaries	46
15.9	Severability and Reform	46
15.10	Entire Understanding	47
15.11	Applicable Law	47
15.12	Submission to Jurisdiction	47
15.13	Waiver of Jury Trial	47
15.14	Counterparts	47
15.15	Specific Performance	47

EXHIBITS

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Escrow Agreement
Exhibit D	Licensed Intellectual Property Agreement
Exhibit E	Special Warranty Deed
Exhibit F	Trademark License Agreement
Exhibit G	Transition Services Agreement

SCHEDULES

Schedule 2.1(a)	Tangible Assets
Schedule 2.1(b)	Data Processing Hardware and Software
Schedule 2.1(d)	Owned Real Property
Schedule 2.1(e)	Transferred Intellectual Property
Schedule 2.1(j)	Assigned Contracts
Schedule 3.2(a)	Calculation of Baseline Working Capital Amount
Schedule 3.3	Allocation of Purchase Price and Assumed Obligations
Schedule 4.1	Foreign Qualifications of the Seller
Schedule 4.3	Consents of the Seller
Schedule 4.4	Conflicts
Schedule 4.5	Business Financial Statements
Schedule 4.6(a)	Title to Tangible Assets
Schedule 4.6(b)	Permitted Encumbrances
Schedule 4.6(b)(i)	Title to Owned Real Property
Schedule 4.7	Permits of the Seller
Schedule 4.9	Litigation of the Seller
Schedule 4.11	Contracts
Schedule 4.12(a)	Affected Employees
Schedule 4.12(b)	Employment Matters
Schedule 4.13	List of the Seller Benefit Plans
Schedule 4.14(a)	Intellectual Property
Schedule 4.15	Environmental Matters
Schedule 4.17	Sufficiency of Assets
Schedule 4.18	Exceptions to Inventory Matters
Schedule 4.22(a)	Major Customers
Schedule 4.22(b)	Major Suppliers
Schedule 5.3	Consents of the Buyer
Schedule 7.12	BEA Petition
Schedule 7.12(c)	Sample BEA
Schedule 8.7	Consents That Are Conditions to Closing

v

AMENDED AND RESTATED

ASSET PURCHASE AND SALE AGREEMENT

        This AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT is made on the 23rd day of December, 2003, but effective as of the 30th day of September, 2003, by and between North Star Steel Company, a Minnesota corporation (the "Seller"), MACSTEEL Monroe, Inc. (formerly Quanex Two, Inc.), a Delaware corporation (the "Buyer"), and Quanex Corporation, a Delaware corporation ("Quanex").

        The Seller, the Buyer and Quanex have executed and delivered that certain Asset Purchase Agreement dated September 30, 2003 (the "Original Agreement") and wish to amend and restate the Original Agreement to change certain provisions of the Original Agreement, as set forth herein. The Original Agreement is hereby amended and restated as follows in its entirety:

WITNESSETH:

        WHEREAS, the Buyer desires to purchase from the Seller and the Seller desires to sell to the Buyer substantially all of the assets constituting the Business (as defined below), and the Buyer is willing to assume certain obligations of the Seller relating to the Business, all on the terms and conditions set forth in this Agreement.

        WHEREAS, the Buyer is a wholly owned subsidiary of Quanex;

        NOW, THEREFORE, in consideration of the foregoing and the mutual warranties, representations, covenants and agreements contained in the Agreement, the Seller and the Buyer and Quanex (the Buyer and Quanex collectively the "Buying Parties") agree as follows:

ARTICLE 1

DEFINITIONS

        Certain capitalized terms used in this Agreement have the meanings set forth below.

        "Accounts Payable" shall mean all trade payables and accrued expenses of the Seller which are payable as a result of goods sold to, or services provided for or to, the Seller as a part of the Business, excluding any Taxes payable, and excluding any accrued expenses for which the Seller retains the corresponding liability pursuant to the terms of this Agreement, and amounts due by the Seller to its affiliates for short-term intercompany borrowings.

        "Accounts Receivable" shall mean all trade receivables of the Seller, which in any case are payable as a result of goods sold or services provided by the Seller as a part of the Business, excluding any Tax refunds or credits.

        "Acquisition Proposal" has the meaning set forth in Section 7.11.

        "Affected Employees" shall mean, as of any determination date, all employees of the Seller principally employed at the Business facility located in Monroe, Michigan (including Persons on vacation, temporary layoff, approved leave of absence, sick leave, family medical leave under the Family and Medical Leave Act, or short-term disability leave; and excluding Persons on long-term disability leave under a long-term disability plan maintained by the Seller or any Affiliate of the Seller) as of such date, plus other employees of the Seller as mutually agreed by the parties in writing.

        "Affiliate" shall mean, with respect to any specified Person, any other Person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, the specified Person. Without limiting the generality of the foregoing, a Person shall be deemed to "own" another Person if it owns, directly or indirectly, more than 50% of the capital stock or other equity interest of the other Person generally entitled to vote, without regard to specified contingencies, for the election of directors or equivalent governing body of such other Person.

        "Agreement" shall mean this Asset Purchase and Sale Agreement, including all exhibits and schedules to this Agreement, as it may be amended from time to time in accordance with its terms.

        "Air Compliance Matters" shall mean compliance or alleged noncompliance by the Seller with the Federal Clean Air Act, 42 U.S.C. § 7401 et seq., as amended prior to the Closing Date, the regulations promulgated thereunder or any analogous Michigan law or regulation with regard to air quality, air monitoring, air emissions or air permitting.

        "Ancillary Agreements" shall mean the Assignment and Assumption Agreement, the Bill of Sale, the Trademark License Agreement, the Escrow Agreement, the Conveyance Documents, the Transition Services Agreement, the Licensed Intellectual Property Agreement and all other documents to be delivered pursuant to the terms of this Agreement or the terms of any of the aforementioned agreements.

        "Assigned Contracts" has the meaning set forth in Section 2.1(j).

        "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement to be executed by the Seller and the Buyer on the Closing Date, substantially in the form of Exhibit A.

        "Assumed Obligations" has the meaning set forth in Section 2.4.

        "Audited Financial Statements" shall mean the audited balance sheets of the Business as of May 31, 2001, 2002 and 2003, and the related statements of income and cash flow as of the periods ending on those dates.

        "Baseline Working Capital Amount" shall mean an amount equal to $45,502,127, which is the amount of the Working Capital of the Business as of February 28, 2003, as more particularly calculated on Schedule 3.2(a).

        "BEA" has the meaning set forth in Section 7.12(a).

        "BEA Affirmation" has the meaning set forth in Section 7.12(c).

        "BEA Consultant" has the meaning set forth in Section 7.12(a).

        "BEA Petition" has the meaning set forth in Section 7.12(c).

        "Bill of Sale" shall mean the Bill of Sale to be executed and delivered by the Seller on the Closing Date, substantially in the form of Exhibit B.

        "Books and Records" has the meaning set forth in Section 2.1(i).

        "Business" shall mean the steel products business as presently conducted by the Seller at its facility located at 3000 East Front Street, Monroe, Michigan.

        "Business Day" shall mean any day of the year other than (a) any Saturday or Sunday; or (b) any other day on which banks located in New York, New York are generally closed for business.

        "Business Financial Statements" shall mean the balance sheet of the Business as of February 28, 2003, and the related income statement for the Business for the nine-month period ended February 28, 2003.

        "Buyer" has the meaning set forth in the preamble to this Agreement.

        "Buyer Group" has the meaning set forth in Section 13.2(a).

        "Buyer's Basket" has the meaning set forth in Section 13.3(b).

        "Buyer's Maximum Indemnity Amount" has the meaning set forth in Section 13.3(b).

        "Buying Parties" has the meaning set forth in the recitals to this Agreement.

        "Closing" shall mean the consummation of the transactions described in this Agreement in accordance with Article XI.

        "Closing Date" shall mean December 31, 2003.

        "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

        "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

        "Confidentiality Agreement" shall mean the Confidentiality Agreement dated as of September 6, 2002 between the Buyer and the Seller.

        "Consent" has the meaning set forth in Section 4.3.

        "Contract" shall mean any contract, lease, easement, license, sales order, purchase order, supply agreement, or any other agreement, commitment or understanding whether oral or written, other than Permits and Seller Benefit Plans.

        "Conveyance Documents" shall mean the Assignment and Assumption Agreement, the Bill of Sale, the Special Warranty Deed and other instruments of transfer reasonably requested by the Buyer to evidence the transfer of the Purchased Assets.

        "DEQ" has the meaning set forth in Section 7.12(b)

        "Direct Claim" has the meaning set forth in Section 13.8.

        "Dollars" or numbers preceded by the symbol "$" shall mean amounts in United States Dollars.

        "Effective Time" shall mean midnight, Eastern Standard Time, on the evening of December 31, 2003.

        "Encumbrance" shall mean any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, judgment, attachment, restriction on transfer, right of way, easement, encroachment, servitudes, right of first option, right of first refusal, or similar restriction or encumbrance.

        "Environmental Audits" means those environmental reports set forth on Schedule 4.15.

        "Environmental Laws" shall mean Laws (including common law) in effect as of the Closing Date relating to pollution or protection of the environment (including air, water or land), including such Laws relating to (a) protection of human health from any Hazardous Substance; (b) the generation, handling, treatment, storage, disposal or transportation of any Hazardous Substance; or (c) the regulation of or liability for emissions into the environment, or cleanup of or exposure to any Hazardous Substance; provided, however, that Environmental Laws shall not include the federal Occupational Safety & Health Act, regulations promulgated thereunder or analogous Michigan law or regulation unless incorporated into what otherwise would be defined hereunder as an "Environmental Law."

        "Environmental Losses" has the meaning set forth in Section 13.10.

        "Environmental Permits" shall mean all permits authorizations, licenses, certificates, variances, consents, interim permits, approvals and rights under any Environmental Laws which are required by Environmental Laws for the Seller to engage in the Business as currently conducted.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means the Seller and all other trades or businesses, whether or not incorporated, which together with the Seller would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code.

        "Escrow Agent" means Comerica Bank.

        "Escrow Agreement" shall mean the Escrow Agreement to be executed by the Parties and Comerica Bank on the Closing Date, substantially in the form of Exhibit C.

        "Excluded Assets" has the meaning set forth in Section 2.3.

        "Excluded Businesses" shall mean all the businesses performed or conducted by the Seller and its Affiliates except for the Business.

        "Excluded Obligations" has the meaning set forth in Section 2.5.

        "Existing Contamination" shall mean the release of a Hazardous Substance or the potential release of a discarded Hazardous Substance at or from the Owned Real Property on or prior to the Closing Date in a quantity which is or may become injurious to the environment or to the public health, safety or welfare.

        "Existing Contamination Obligations" has the meaning set forth in Section 2.5(g).

        "Final Statement" has the meaning set forth in Section 3.2(b).

        "GAAP" shall mean generally accepted accounting principles in the United States applied in a consistent manner throughout the periods specified.

        "Governmental Authority" shall mean the government of the United States, any foreign country or any state, provincial, local or other political subdivision of the United States or any foreign country, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Hazardous Substances" shall mean (a) any substance or material that (i) is listed, defined or otherwise designated as a "hazardous substance" under Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., (ii) constitutes a "hazardous substance" as defined by 1994 PA 451, MCL 324.20101, as amended, "hazardous waste" as defined by the Resource Conservation and Recovery Act, as amended, or "hazardous material", "hazardous chemical", "toxic air contaminant", or "regulated substance" within the meaning of any applicable Environmental Law, or (iii) is otherwise regulated or controlled by or that otherwise gives rise to environmental liability under any applicable Environmental Law; (b) any substance that contains petroleum or any petroleum product; (c) any radiation or radioactive material; and (d) any substance that contains urea formaldehyde, asbestos or polychlorinated biphenyls.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Indemnified Person" shall mean the Person entitled to, or claiming a right to, indemnification under Article XIII.

        "Indemnifying Person" shall mean the Person claimed by the Indemnified Person to be obligated under Article XIII.

        "Independent Accounting Firm" has the meaning set forth in Section 3.2(b).

        "Intellectual Property" shall mean intellectual property of every kind and nature, including all inventions, information, data, samples, formulae, specifications, plans, drawings, blueprints, compositions, processes, designs, technology, know-how, confidential information and trade secrets (whether or not patentable or reduced to practice), confidential or proprietary technical and business information, computer software, domain names, United States and foreign patents and petty patents

(including continuations, continuations-in-part, divisions, reissues, re-examinations, extensions and renewals), patent applications, registered and unregistered trade names, brand names, trademarks, service names, service marks, logos and designs (and applications for registration of the same), goodwill symbolized or associated with any of them, copyrights and copyright registrations (and applications for the same), extensions, renewals, United States and foreign registrations and applications to register copyrights, technical manuals and documentation made or used in connection with any of the foregoing.

        "Inventory" has the meaning set forth in Section 2.1 (c).

        "Knowledge" shall mean the actual knowledge of the applicable Knowledge Party, after reasonable inquiry regarding the matter, including the Knowledge Party's discussions with appropriate employees of the Seller or of the Buying Parties (as applicable).

        "Knowledge Party", with respect to a particular section of this Agreement, shall mean the Person or Persons whose names are set forth beside the designation of that section below:

Section 4.6(b)	Steve Filips, Terry Forrest and Mike Roper
Section 4.8(f)	Terry Forrest
Section 4.9	Steve Filips, Terry Forrest, Mike Roper, Michael Salamon and Jim Thompson
Section 4.11(b)	Steve Filips, Terry Forrest, Mike Roper, Michael Salamon and Jim Thompson
Section 4.12(b)	Steve Filips, Mike Roper and Chuck Stanley
Section 4.14	Robert Cryderman, Steve Filips and Mike Roper
Section 4.15	Chris Avent, Steve Filips, Terry Forrest, Dennis Garbig, Mike Roper and Jim Thompson
Section 4.20	Terry Forrest
Section 4.21	Steve Filips, Terry Forrest, Mike Roper, Michael Salamon, Chuck Stanley and Jim Thompson
Section 4.23(a)	Steve Filips, Terry Forrest, Mike Roper and Jim Thompson
Section 4.25	Terry Forrest and Jim Thompson
Section 5.3	Raymond A. Jean and Terry Murphy
Section 5.5	Raymond A. Jean and Terry Murphy
Section 6.3	Steve Filips, Terry Forrest, Mike Roper, Michael Salamon and Jim Thompson

        "Law" shall mean, any law, statute, code, regulation, ordinance, or rule enacted or promulgated by any Governmental Authority.

        "Licensed Intellectual Property" shall mean all Intellectual Property owned by the Seller and used in the Business, other than Transferred Intellectual Property.

        "Licensed Intellectual Property Agreement" shall mean the Licensed Intellectual Property Agreement to be executed by the Seller and the Buyer substantially in the form of Exhibit D.

        "Litigation" has the meaning set forth in Section 4.9.

        "Loss" or "Losses" shall mean any and all damages, losses, actions, proceedings, causes of action, liabilities, claims, encumbrances, penalties, assessments, judgments, costs and expenses, including removal or remediation costs, other environmental investigation or cleanup costs, sales credits, court costs, costs of litigation, reasonable attorneys' and consultants' fees and direct fixed overhead, costs (including labor costs) associated with any facility shutdown, but shall not include any consequential (including lost profits), indirect, special, exemplary, punitive or incidental damages (except with respect to damages actually awarded to a Third Party in an action brought against a Buyer Indemnitee).

        "Material Adverse Effect" shall mean any event, circumstance, change or effect that has a material and adverse effect on the operational or financial condition of the Business, taken as a whole, but specifically excluding an effect resulting from (a) general, financial, economic or industry conditions also affecting other similarly situated Persons; or (b) business changes due to the announcement of an impending sale of the Business to the Buyer.

        "Material Contract" has the meaning set forth in Section 4.11(a).

        "Owned Real Property" shall mean the real property described on Schedule 2.1(d).

        "Parties" shall mean the Seller and the Buying Parties.

        "Permits" shall mean permits, tariffs, authorizations, licenses, certificates, variances, consents, interim permits, approvals, franchises and rights under any Law or otherwise issued or required by any Governmental Authority which are required by Law for the Seller to engage in the Business as currently conducted.

        "Permitted Encumbrances" shall mean (a) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business, which have not yet become due and payable; (b) liens for Taxes, assessments and other governmental charges (i) which are not due and payable, (ii) which may hereafter be paid without penalty or (iii) which are being contested in good faith by appropriate proceedings and are listed on Schedule 4.6(b); and (c) those Encumbrances listed on Schedule 4.6(b).

        "Person" shall mean any individual, corporation, business trust, proprietorship, firm, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, joint venture, Governmental Authority or other entity.

        "Product Liability" shall mean liability or obligations to Third Parties arising from the manufacture or sale of goods which (a) are defective and cause personal injury, death, or property damage (other than damage to the goods themselves) or (b) result from any product recall by a Person other than (i) a direct customer of the Business or an Affiliate of such a direct customer (in the case of customers who are not service or distribution centers) or (ii) a direct customer of a service or distribution center (or an Affiliate of such a direct customer) that is a direct customer of the Business. For purposes of this definition, a product recall means a call by a manufacturer for the return of a product that may be defective or contaminated.

        "Product Warranty Obligations" has the meaning set forth in Section 2.4(c).

        "Purchase Price" has the meaning set forth in Section 3.1.

        "Purchased Assets" has the meaning set forth in Section 2.1.

        "Quanex" has the meaning set forth in the preamble to this Agreement.

        "Scheduled Environmental Compliance Matters" shall mean any violation or alleged violation of any applicable Environmental Law by the Seller in connection with the Business as of or prior to the Closing Date identified as such on Schedule 4.15 hereto.

        "Seller" has the meaning set forth in the preamble to this Agreement.

        "Seller Benefit Plan" shall mean (a) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, including a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (b) any other material employee benefit agreement or arrangement that is not an ERISA plan, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan, agreement or arrangement (i) that is maintained by the Seller or any of its Affiliates for the benefit of Affected Employees, (ii) has been approved by the Seller or any of its Affiliates but is not yet effective for the benefit of Affected Employees or their beneficiaries, or (iii) that was previously maintained by the Seller or any of its Affilaites for the benefit of the Affected Employees or their beneficiaries and with respect to which Seller or any of its Affilaites may have any liability, contingent or otherwise.

        "Seller's Basket" has the meaning set forth in Section 13.2(b).

        "Seller Group" has the meaning set forth in Section 13.3(a).

        "Seller Intellectual Property" shall mean Licensed Intellectual Property and Transferred Intellectual Property of the Seller.

        "Seller's Maximum Indemnity Amount" has the meaning set forth in Section 13.2(b).

        "Severance Period" has the meaning set forth in Section 10.2.

        "SOW" has the meaning set forth in Section 13.10.

        "SPCC/PIPP" has the meaning set forth in Section 7.12(d).

        "Special Warranty Deed" shall mean the Special Warranty Deed to be executed by the Seller, substantially in the form of Exhibit E.

        "Statement of Working Capital" has the meaning set forth in Section 3.2(a).

        "Tangible Assets" has the meaning set forth in Section 2.1(a).

        "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, provincial, county, local or foreign taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, gains, use, franchise, excise, value added, alternative, add-on minimum, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, license, payroll, environmental, capital stock, disability, severance, employee's income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties, fines or additions to tax attributable to or associated with any of the foregoing (whether or not disputed), and any transferee or successor liability in respect of Taxes (whether by contract or otherwise).

        "Tax Return" shall mean any report, return, statement, notice, form, declaration, claim for refund or other document or information filed, submitted to, or required to be supplied to a Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, including any schedule or attachment to or amendment of any of the foregoing.

        "Third Party" shall mean a Person other than the Seller, a Buying Party or any Affiliate of the Seller or a Buying Party.

        "Third Party Claim" shall mean any claim, action, suit or proceeding made or brought by a Third Party.

        "Trademark License Agreement" means the Trademark License Agreement executed by the Seller and the Buyer, substantially in the form of Exhibit F.

        "Transferred Employee" has the meaning set forth in Section 10.1.

        "Transferred Intellectual Property" has the meaning set forth in Section 2.1(e).

        "Transition Services Agreement" means the Transition Services Agreement between the Seller and the Buyer, substantially in the form of Exhibit G.

        "Vacation Amount" has the meaning set forth in Section 10.3.

        "Working Capital" has the meaning set forth in Section 3.2(a).

ARTICLE 2

SALE AND PURCHASE OF PURCHASED ASSETS;
ASSUMPTION OF ASSUMED OBLIGATIONS

        2.1    Purchased Assets.    Subject to the other conditions and provisions of this Agreement and on the terms set forth in this Agreement, on the Closing Date, but effective as of the Effective Time, the Seller shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and take assignment and delivery of all of the right, title and interest of the Seller in and to the assets, properties and rights described in Sections 2.1(a) through 2.1(m) below (but specifically excluding the Excluded Assets):

          (a)    Tangible Assets.    The tangible personal property set forth on Schedule 2.1(a) and any replacements of that property acquired prior to the Effective Time, and all other tangible personal property of every kind and description that is used primarily in the operation of the Business, including, without limitation, all buildings, structures, improvements, plants, facilities, fixtures, machinery, equipment, fixed assets, furniture, tools, dies, automobiles, trucks, loaders, vehicles and other rolling stock, maintenance equipment and materials (collectively, the "Tangible Assets");

          (b)    Data Processing Hardware and Software.    The data processing hardware and software listed on Schedule 2.1(b) and all other data processing hardware and software necessary for the operation of the Business (but excluding the hardware and software described in Section 2.3(j));

          (c)    Inventory.    All supplies, materials (including raw materials), work-in-progress, semi-finished goods, finished goods, components, stores, goods in transit, spare parts, packaging materials, and other inventories used in the operation of the Business and other consumables used in the Business, packaging, spare parts and equipment warehoused and consigned inventories and inventories covered by purchase orders or held by distributors as of the Effective Time, (collectively, the "Inventory");

          (d)    Owned Real Property.    The Owned Real Property, including all appurtenant easements related to the Owned Real Property and except to the extent set forth in Schedule 4.6(b), all buildings, structures, improvements, plants, facilities, and fixtures located on the Owned Real Property;

          (e)    Intangibles.    All Intellectual Property owned by the Seller and used exclusively in the Business (the "Transferred Intellectual Property"), including the Intellectual Property listed on Schedule 2.1(e) and all goodwill and going concern value, if any, relating to the Business;

          (f)    Other Current Assets.    All prepaid expenses, credits, deposits, letters of credit supporting or in lieu of deposits, claims, prepayments, refunds, rebates, warranties, choses-in-action, accounts, rights to payment, existing and future instruments, chattel paper, documents of title, commodity contracts, and other similar items to the extent they relate to or are associated exclusively with the Business;

          (g)    Permits.    All Permits and permit applications pertaining to the Business that are legally capable of being transferred;

          (h)    Accounts Receivable.    All Accounts Receivable as of the Effective Time;

          (i)    Books and Records.    Copies or originals of all records (whether in hard copy or electronic format) related exclusively to the operation of the Business, wherever located, and all records to the extent related to the Business which are located on the Owned Real Property, including specifications, service records, plans and designs of fixtures and equipment, monitoring and testing records, customer lists and files, customer and supplier records, production records, quality control analysis, sales and warranty records, operating guides and manuals, financial and accounting records, studies, reports, correspondence and other similar documents and records ("Books and Records");

          (j)    Assigned Contracts.    All Contracts for the purchase, sale, lease or license by the Seller of Inventory, Tangible Assets, Intellectual Property, data processing hardware or software, or other goods, materials or services and all other Contracts which relate exclusively to the Business and to which the Seller is a party including those which are listed on Schedule 2.1(j) (collectively, the "Assigned Contracts");

          (k)    Certain Warranty and Indemnification Rights.    Express or implied warranties from the Seller's suppliers related to the Purchased Assets and all rights of the Seller to indemnification with respect to any of the Purchased Assets;

          (l)    Licensed Intellectual Property.    A royalty-free, fully paid, non-exclusive, perpetual license to use the Licensed Intellectual Property, as more fully set forth in the Licensed Intellectual Property Agreement; and

          (m)    Other Assets.    All other assets owned by the Seller as of the Effective Time and relating exclusively to the Business, wherever located, even if not named or described on a schedule to this Agreement or the Business Financial Statements, including goodwill, supplies, contract rights and other tangible assets.

        All of the foregoing assets described in this Section 2.1 (excluding the Excluded Assets) are referred to collectively as the "Purchased Assets."

        2.2    Procedures for Assets Not Transferable.    The Buying Parties acknowledge that the Seller's ability to assign its rights under the Permits and under the Contracts included within the Purchased Assets may be subject to receipt of Consent from other Persons. The Parties shall cooperate to obtain those Consents as soon as possible after the date of this Agreement. To the extent that any Consent is required, this Agreement and the Assignment and Assumption Agreement shall not constitute an agreement to assign a Permit or a Contract or to assume the obligations under a Permit or a Contract if an attempted assignment would constitute a breach of the Permit or Contract. If any Permit or Contract cannot be transferred without the Consent of a Third Party, and the Parties are unable to obtain that Consent prior to the Effective Time, the Seller shall use commercially reasonable efforts to provide the Buyer the benefit of any such Contract or Permit including the right to elect to terminate in accordance with its terms on the advice of the Buyer (to the extent legally permissible) and to cooperate in any commercially reasonable and lawful arrangement designed to provide the benefit to the Buyer; provided, however, that in no event shall the Seller's obligation to provide the benefit of any

Contract or Permit extend beyond the 90th day following the Closing Date. The Seller shall cooperate with the Buyer to obtain any Consents for the transfer of Contracts or Permits after the Closing, to the extent that those Consents could not be obtained before the Closing.

        2.3    Excluded Assets.    The Seller shall not sell to the Buyer, and the Buyer shall not purchase any assets of the Seller other than the Purchased Assets pursuant to this Agreement (the "Excluded Assets"), including the assets described in Sections 2.3(a) through 2.3(m) below:

          (a)    Cash.    All cash and marketable securities;

          (b)    Employee Plans and Assets.    All Seller Benefit Plans and all assets of any Seller Benefit Plans;

          (c)    Intellectual Property.    All Licensed Intellectual Property except to the extent granted by the Licensed Intellectual Property Agreement;

          (d)    Insurance Policies.    All insurance policies maintained by the Seller, and all rights to receive payment thereunder;

          (e)    Records.    Employee medical records and other personnel records expressly described in the last sentence of Section 10.7, corporate accounting, legal files and other privileged documents, records which relate to the Excluded Assets, Tax Returns (including all related schedules, records, files and other documents and all other records required by applicable Law to be maintained to support such Tax Returns), strategy studies, corporate internal communication and information received from third parties on a confidential basis that such third parties have not consented to disclose to the Buyer;

          (f)    Non-Transferable Contracts and Permits.    The rights of the Seller under legally non-transferable Contracts or Permits applicable to the Business;

          (g)    Excluded Business.    Except as otherwise expressly assigned to the Buyer, all assets used primarily in the Excluded Businesses, including the scrap metal recycling business of the Seller and its North Star Recycling Company subsidiary;

          (h)    Hedge Positions.    The rights of the Seller under any hedge or swap position relating to the Business;

          (i)    Electrodes Antitrust Claims.    Any claims of the Seller against suppliers of graphite electrodes regarding alleged antitrust law violations by such suppliers, and any amounts that may become payable to the Seller as a result of such claims;

          (j)    Certain Compute Software and Hardware.    All rights of the Seller in the following: "Xpedio" software; "Cargill Steel Direct" Extranet software; IMS sales system software; Cargill Global Office software; JD Edwards Accounting system software; "TIBCO" integration software; Fixed Asset Accounting Software; Cargill Benefits HRIC Software; Lotus Notes Client Licenses; E-Invoicing Software; Oracle database software on NSS shared servers licensed by Seller; and certain hardware (including routers) with respect to such software;

          (k)    Rights in Litigation.    All rights of the Seller in or resulting from the Litigation described in Schedule 4.9 or 4.12(b) or any other Litigation brought by the Seller or pending or threatened against the Seller as of the Closing Date;

          (l)    Derivative Contracts.    Any derivative or hedging Contracts relating to the Business; and

          (m)    Scrapped Finished Goods.    Any scrapped finished goods not reflected in the Business Financial Statements.

        2.4    Assumed Obligations.    Subject to the other conditions and provisions of this Agreement and on the terms set forth in this Agreement, on the Closing Date but effective as of the Effective Time, the Buyer shall assume, and agree to discharge, the following obligations of the Seller, (but specifically excluding the Excluded Obligations) (the "Assumed Obligations"). The Buyer shall not assume, and the Buying Parties shall have no obligation with respect to any obligation or liability of the Seller that is not specifically assumed pursuant to this Section 2.4.

          (a)    Contract Obligations.    The obligations of the Seller under the Assigned Contracts;

          (b)    Accounts Payable.    All Accounts Payable attributable to the Business and held by the Seller as of the Effective Time;

          (c)    Product Warranties.    Subject to the provisions of Section 7.13, all warranty obligations to rework, repair, repurchase or replace products produced by the Seller in connection with the Business with respect to products that are either in process at the Effective Time or produced by the Seller before the Effective Time and returned by the purchasers thereof after the Effective Time, including amounts payable in commercial settlements regarding product that was not produced in accordance with specifications or that did not meet quality standards (but only up to the amount of the value of the product) and incidental out-of-pocket costs associated with shipping and handling the rework, repair, repurchase and replacement of such products, but excluding any obligations with respect to Product Liability ("Product Warranty Obligations");

          (d)    Sales Tax Obligations.    Sales tax obligations with respect to the Accounts Receivable transferred to the Buyer under Section 2.1(h); and

          (e)    Other Liabilities.    All other liabilities and obligations of the Seller, known or unknown, to the extent they relate to the Seller's ownership or use of the Purchased Assets before the Effective Time or the conduct of the Business before the Effective Time.

        Notwithstanding the foregoing, nothing contained in this Section 2.4 shall affect in any manner the Seller's obligations under Section 13.2.

        2.5    Excluded Obligations.    The Buyer shall not assume and the Buying Parties shall have no obligation with respect to the following obligations, "Excluded Obligations," which shall be retained by the Seller or the other Persons liable for such obligations:

          (a)    Excluded Assets.    Any liabilities or obligations relating to the Excluded Assets;

          (b)    Tax Matters.    Any liability or obligation for any Tax of the Seller including any Tax liability or obligation (i) with respect to the Seller's business operations prior to the Effective Time (other than for sales tax accrued and not past due as of the Effective Time), (ii) with respect to the ownership, possession, purchase, lease, sale, disposition, use or operation of the Business or the Purchased Assets prior to the Effective Time; (iii) with respect to Taxes of any Third Party for which the Seller is or may be liable as a transferee or successor, by contract, or otherwise, it being understood and agreed that any sales tax obligation with respect to any Accounts Receivable transferred to the Buyer under this Agreement shall be assumed by the Buyer;

          (c)    Employees and the Seller Benefit Plans.    All obligations with respect to the employment of the Affected Employees by the Seller or its Affiliates prior to the Effective Time or the cessation of such employment prior to the Effective Time (including unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers' compensation claims, and any employment-related tort claims); and any Seller Benefit Plan or other benefit liabilities of the Seller or its Affiliates;

          (d)    Fees and Expenses.    Fees and expenses incurred by the Seller or any Affiliate of the Seller in connection with the negotiation, execution, performance and delivery of this Agreement and the transactions described in the Agreement, including the fees and expenses of counsel, investment bankers, and brokers or finders fees;

          (e)    Certain Payables.    Amounts reflected on the Seller's books and records as of the Effective Time as payables by the Seller to any stockholder, officer, director or Affiliate of the Seller (other than trade payables incurred in the ordinary course of the Business);

          (f)    Litigation.    The Litigation described on Schedule 4.9 or 4.12(b) or any other Litigation pending against the Seller as of the Closing Date; and

          (g)    Existing Contamination.    Liabilities or obligations arising out of Existing Contamination ("Existing Contamination Obligations").

        Notwithstanding the foregoing, nothing contained in this Section 2.5 shall affect in any manner the limitations and conditions on the Seller's obligations set forth in Sections 7.13, 13.1, 13.2 and 13.10.

ARTICLE 3

PURCHASE PRICE AND PAYMENT

        3.1    Payment of Purchase Price.    On the Closing Date, in consideration for the sale, assignment, conveyance, transfer and delivery of the Purchased Assets to the Buyer pursuant to the terms of this Agreement, the Buyer shall assume the Assumed Obligations and shall pay to the Seller an aggregate amount equal to One Hundred Fifteen Million Dollars ($115,000,000) (the "Purchase Price"), subject to adjustment as provided in Section 3.2. The Purchase Price shall be paid as follows: (a) to the Seller, $113,000,000 by wire transfer of immediately available funds to such accounts of the Seller designated by the Seller in writing at least two (2) Business Days prior to the Closing Date; and (b) to the Escrow Agent, $2,000,000 pursuant to the Escrow Agreement, to cover certain post-closing contingencies as more particularly set forth in the Escrow Agreement.

        3.2    Purchase Price Adjustment.

          (a)   As soon as practicable, but in no event later than 60 days after the Closing Date, the Seller shall provide the Buyer with a statement of Working Capital of the Business as of the Closing Date (the "Statement of Working Capital") setting forth a true, correct and complete listing of each of the components making up the Working Capital and setting forth in reasonable detail the calculation of the Working Capital as of the Closing Date. The Statement of Working Capital shall be based on a balance sheet of the Business as of the Effective Time prepared by the Seller in accordance with GAAP using the same methodology as was used to prepare the Business Financial Statements and the Baseline Working Capital Amount without regard to any effects of the transactions related to the Closing. The Buyer and its independent auditors and other representatives shall have the right to review and to verify the Statement of Working Capital when received and the Seller shall provide the Buyer with access to all related working papers. For purposes of this Agreement, the term "Working Capital" consists of the following items relating to the Business: (i) Accounts Receivable net of reserves; plus (ii) Inventory; minus (iii) Accounts Payable; minus (iv) all other Current Liabilities assumed by the Buyer. The calculation of the Baseline Working Capital Amount is set forth on Schedule 3.2(a).

          (b)   The Buyer shall have 30 days following receipt by it of the Statement of Working Capital during which to dispute the Statement of Working Capital. The Buyer shall notify the Seller of any dispute by delivering written notice to the Seller, which shall specifically describe each line item of the Statement of Working Capital in dispute and the reasons for the dispute. If the Buyer fails to notify the Seller in writing of any such dispute within that 30 day period, the Statement of Working Capital shall be final and binding on both the Buyer and the Seller and shall be the "Final Statement". If the Buyer timely notifies the Seller of a dispute, and the Seller and the Buyer cannot resolve the dispute within 20 days after receipt by the Seller of the notice, the dispute shall be resolved by an independent accounting firm agreed to by the Seller and the Buyer (the "Independent Accounting Firm"). The Seller and the Buyer shall cause the Independent Accounting Firm to make its determination as promptly as practicable and in any event within 45 days after the submission of the dispute to the Independent Accounting Firm. The determination of the Independent Accounting Firm shall be final and binding on both the Buyer and the Seller. Any expenses relating to engagement of the Independent Accounting Firm shall be shared equally by the Buyer and the Seller. In the event of a dispute, the Statement of Working Capital, as modified in writing by the Buyer and the Seller, or by the Independent Accounting Firm, shall be the "Final Statement".

          (c)   If the Working Capital, as set forth in the Final Statement exceeds the Baseline Working Capital Amount, then the Purchase Price shall be increased by that excess, and the Buyer shall pay to the Seller an amount equal to the excess. If the Working Capital, as set forth in the Final Statement, is less than the Baseline Working Capital Amount, then the Purchase Price shall be decreased by that deficit, and the Seller shall pay to the Buyer an amount equal to the deficit.

          (d)   Any payments to be made by the Buyer or the Seller, as the case may be, pursuant to Section 3.2(c) shall be made by wire transfer in immediately available funds within five (5) Business Days after the date on which the Statement of Working Capital becomes the Final Statement (either upon expiration of the 30 day period referred to in Section 3.2(b) or resolution of any dispute with respect to the Statement of Working Capital), in an amount determined pursuant to Section 3.2(c), together with interest on that amount from the Closing Date through the date the payment is made at the average prime lending rate for the 30 day period prior to the date of the payment as announced by Citibank, N.A.

        3.3    Allocation of Purchase Price.    The Purchase Price and the Assumed Obligations shall be allocated among the Purchased Assets as set forth on Schedule 3.3 for all Tax purposes. This allocation shall be appropriately adjusted, no later than 30 days following the date on which the Statement of Working Capital becomes the Final Statement, to reflect any increase or decrease in the Purchase Price under Section 3.2. Each of the Parties shall file IRS Form 8594 with its applicable federal income tax return (or the federal income tax return of the consolidated group of which the Party is a member) as required by Law. Each of the Seller and the Buyer shall provide the other with such assistance as is reasonably necessary to satisfy its reporting obligations under section 1060 of the Code, including as a result of adjustments to the Purchase Price under Section 3.2. If either the Buyer or the Seller receives a notice from a Governmental Authority disputing its allocation, the Party receiving the notice shall promptly notify the other Parties and shall forward to the other Party copies of all correspondence with the Governmental Authority in respect of the disputed allocation.

        3.4    Prorations as of the Closing Date.    Prior to the Closing Date, the Seller and the Buying Parties shall each use their reasonable efforts to notify all applicable electric, gas, telephone and other utility companies of the transaction contemplated by this Agreement and of the Closing Date. To the extent any utility companies have not otherwise made arrangements with the Seller and the Buying Parties with respect to the charges related to the Business for the billing period in which the transaction contemplated by this Agreement occurs, the Seller and the Buying Parties shall mutually agree on the proration of all such charges, which shall fairly allocate the charges as of the Effective Time. The prorations shall be reflected in the Final Statement. Sales, use, deed and other transfer taxes and customary closing fees attributable to the sale of the Purchased Assets or the Business on the Closing Date pursuant to this Agreement shall be borne equally by the Seller and the Buyer. Recording fees and documentary taxes shall be paid by the Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

        The Seller represents and warrants as of the date hereof and as of the Closing Date as follows:

        4.1    Existence, Good Standing, Residency.    The Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation. The Seller has all requisite corporate power and authority to own, lease and operate the Purchased Assets and to conduct the Business as it is presently conducted and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the Purchased Assets are owned, leased or operated by it or the nature of the operation of the Business requires the Seller to qualify to transact business as a foreign corporation. The jurisdictions in which the Seller is so qualified are set forth on Schedule 4.1.

        4.2    Due Authorization.    The Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions described in this Agreement and the Ancillary Agreements. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller of the transactions described in this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of the Seller and no other corporate actions or proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which it is a party or the transactions described in this Agreement and the Ancillary Agreements. The Seller has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. This Agreement constitutes, and upon execution and delivery of (assuming due execution and delivery thereof by all other parties thereto) the Ancillary Agreements to which the Seller is a party shall constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect creditors' rights generally; or (b) principles of equity including legal or equitable limitations on the availability of specific remedies.

        4.3    Consents.    Except as set forth on Schedule 4.3, no consent, authorization, order or approval of, or filing or registration with, or notification to (collectively, a "Consent") any Person is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller, the consummation of the transactions described in this Agreement or the Ancillary Agreements or the conduct of the Business after the Closing, in substantially the same manner presently conducted (assuming the Buyer needs no Consents other than those needed by the Seller), other than Consents of Third Parties required to transfer a Contract that is not a Material Contract or to transfer a Permit. For purposes of this Section 4.3, a Consent to the transfer of a Material Contract shall be deemed "required" only if the Contract affirmatively states that Consent is required.

        4.4    Absence of Conflicts.    Except as set forth on Schedule 4.4, neither the execution and delivery of this Agreement or any of the Ancillary Agreements to which the Seller is a party, nor the consummation of the transactions described in this Agreement or the Ancillary Agreements will, with or without notice or the lapse of time, result in the creation of, or adverse change in, any lien, security interest, mortgage, restriction on transfer, easement or claim on any of the Purchased Assets or violate, conflict with or result in the breach of (a) the charter, by-laws or other organizational documents of the Seller; (b) any judgment, decree or order of any Governmental Authority to which the Seller is subject or by which the Seller is bound; (c) any requirements of Law applicable to the Seller, the Business, or the Purchased Assets; (d) any Material Contracts to which the Seller is a party or by which the Seller's assets are bound (assuming all Consents listed on Schedule 4.3 are obtained); or (e) any permits or licenses issued by any Governmental Authority.

        4.5    Financial Statements.    Schedule 4.5 contains true, complete and correct copies of the Business Financial Statements. The Business Financial Statements have been prepared in accordance with GAAP, and fairly present in all material respects the financial position of the Business as of the date thereof and the results of the operations for the period covered thereby. The Audited Financial Statements to be delivered to the Buying Parties by the Seller will be prepared in accordance with GAAP consistent with the principles used in preparation of the Business Financial Statements and will fairly present in all material respects the financial position of the Business as of the dates thereof and the results of operations for the periods covered thereby. Since February 28, 2003, there has been no adverse change to the financial condition, results of operations, business, properties, assets or liabilities of the Business or of the Seller with respect to the Business, which when taken as a whole, would result in a Material Adverse Effect.

        4.6    Title to Assets.

          (a)   Except as set forth on Schedule 4.6(a) and other than Owned Real Property which is addressed in Section 4.6(b), the Seller has, and as of the Effective Time the Buyer shall have good, valid and marketable title to all of the Purchased Assets (including the rights to use assets relating to the Business that are the subject of the Trademark License Agreement and the Licensed Intellectual Property Agreement), free and clear of all Encumbrances, other than Permitted Encumbrances or (with respect to Buyer) other limitations and restrictions contained in the Trademark License Agreement or the Licensed Intellectual Property Agreement. Except as set forth on Schedule 4.6(a), none of the Purchased Assets is in the possession of any Person other than the Seller and all the Tangible Assets are located on the Owned Real Property.

          (b)   Schedule 2.1(d) sets forth a true and correct description of the Owned Real Property. Except as set forth on Schedule 4.6 (b)(i), (i) the Seller has good, valid and marketable fee title to the Owned Real Property free and clear of all Encumbrances, except Permitted Encumbrances; and (ii) except for the Seller, there are no persons in possession or occupancy of any part of the Owned Real Property or the facilities located on the Owned Real Property or who have possessory rights with respect to any part of the Owned Real Property or the facilities located on the Owned Real Property. There are no pending or, to the Seller's Knowledge, threatened condemnation or eminent domain proceedings with respect to all or any part of the Owned Real Property.

          (c)   Seller is not a party to any Contract that contains any right of, option, or commitment to any Person to acquire any of the Purchased Assets or any interest in the Purchased Assets other than Contracts entered into in the ordinary course of business consistent with past practices.

        4.7    Compliance with Laws; Permits.    Schedule 4.7 contains a list of all Permits (other than Environmental Permits) currently held by the Seller with respect to the Business and any pending applications therefor. Each Permit listed on Schedule 4.7 is valid and in full force and effect. Except as set forth in Schedules 4.7, 4.9, or 4.12(b), the Seller is not in violation of any of the requirements pertaining to those Permits and the Business is in compliance with all applicable Laws (other than Environmental Laws). Neither the execution and delivery of this Agreement nor the consummation of the transactions described in this Agreement will cause any of the Permits listed on Schedule 4.7 to terminate, to become null or void, or to be otherwise adversely affected. All Permits (other than Environmental Permits) necessary to conduct the Business as currently conducted have been acquired and are in full force and effect.

        4.8    Taxes.

          (a)   All Tax Returns of the Seller with respect to the Business or the Purchased Assets that are required to have been filed through the date of this Agreement or the Closing Date (as applicable) have been or will be properly prepared and duly filed (taking into account any and all extensions). All Tax Returns filed or to be filed by the Seller are and will be true, correct and complete. All Taxes shown to be due on such Tax Returns or otherwise required to be paid have been and will be paid in full, other than Taxes that are being contested in good faith and Taxes that, if not paid when due, would not reasonably be expected to have a Material Adverse Effect.

          (b)   The Seller has complied with all applicable Laws relating to the withholding of Taxes (including withholding of Taxes pursuant to sections 1441 and 1442 of the Code), has, within the time and in the manner prescribed by applicable Law, withheld and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all applicable Law and has, within the time and in the manner prescribed by those Laws, filed all Tax Returns with respect to the withholding of Taxes.

          (c)   There are no Encumbrances for Taxes on any of the Purchased Assets except for liens for real and personal property Taxes not yet delinquent.

          (d)   None of the Purchased Assets is property that the Seller will be required to treat as being owned by another person pursuant to the provisions of section 168(f)(8) of the Code as in effect before amendment by the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of section 168(h)(1) of the Code.

          (e)   The Seller is not a "foreign person" within the meaning of section 1445 of the Code.

          (f)    No deficiency or claim has been formally proposed, asserted or assessed or to the Knowledge of the Seller, threatened with regard to any Taxes or Tax Returns relating to the Business or the Purchased Assets which has not been resolved or paid in full.

          (g)   No audit or other administrative proceeding or court proceeding is pending and no written notification of any such proceeding has been received by the Seller with regard to any Taxes or Tax Returns related to the Business or the Purchased Assets.

          (h)   The Seller (i) is not a party to any Contract, agreement or arrangement that could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of section 280G of the Code and (ii) has not made any such excess parachute payments, in each case in respect to the Business or the Affected Employees.

        4.9    Litigation and Claims.    As of the date of this Agreement and except for those matters described on Schedule 4.9 or 4.12(b), there is no legal, administrative or arbitration proceeding, suit, action, claim, order, judgment, investigation, inquiry, writ, injunction, award, or decree in, by or before any Governmental Authority ("Litigation") pending or, to the Knowledge of the Seller, threatened against the Seller. There is no Litigation that could reasonably be expected to (a) result in any injunction, restriction or prohibition on the transfer of any of the Purchased Assets; (b) prevent the Seller from fulfilling all of its obligations set out in this Agreement or arising under this Agreement or any Ancillary Agreement; or (c) reasonably be expected to result in a Material Adverse Effect. For purposes of this Section 4.9, the items listed on Schedule 4.15 are not deemed to be "Litigation". The Seller has no pending claims related to the Purchased Assets or the Assumed Obligations pursuant to any insurance policies under which the Seller is an insured party.

        4.10    Brokers.    Except for CIBC World Markets and Merrill Lynch & Co. Inc., the Seller has not used any broker or finder in connection with the transactions described in this Agreement, and neither the Buyer nor any of its Affiliates shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by the Seller or an Affiliate of the Seller in connection with any of the transactions described in this Agreement or any of the Ancillary Agreements.

        4.11    Contracts.

          (a)   All Material Contracts relating to the Business to which the Seller is a party as of the date of this Agreement are included on Schedule 2.1(j). A "Material Contract" means a Contract relating to the Business (i) the term of which extends beyond the one-year anniversary date of this Agreement, (ii) that obligates the Seller or the Business to future expenditures of $250,000 or more or that entitles the Seller or the Business to future receipts of $1,000,000 or more; or (iii) the lack of which would have a Material Adverse Effect; provided, however, that "Material Contract" shall not include (y) a Contract that may be terminated by the Seller upon giving notice to the other parties to the Contract within 60 days before the termination or (z) any purchase order issued by the Seller to a supplier, purchase order issued to the Seller by a customer or customer pricing letter or other written or verbal understanding between the Seller and any of its customers.

          (b)   Each Material Contract is in full force and effect and is the valid and binding obligation of the Seller and to the Knowledge of the Seller, the other parties to it. Neither the Seller nor to the Knowledge of the Seller any other party to each Material Contract is in breach of any Material Contract and to the Knowledge of Seller no default exists under any Material Contract. Except for those Contracts which are subject to confidentiality obligations and which are identified on Schedule 4.11(b), the Seller has provided the Buyer with true, complete and correct copies of or access to all written Material Contracts and all extensions, amendments and schedules to them and a written description of all Material Contracts that are not in writing. Except for Seller Benefit Plans listed in Schedule 4.13 or as described in Schedule 4.11, the Seller has no Contract with any director, officer or employee of the Seller or (except in the ordinary course of the Business) any other Affiliate of the Seller. The Seller has not affirmatively waived any right under any Material Contract. Without limiting the foregoing, the Seller is in substantial compliance with all purchase orders and sales orders to the extent it is obligated to perform under those orders. Except as disclosed in Schedule 4.11, Seller has not, expressly or by operation of Law, guaranteed the obligations of any Person that will become the obligations of the Buyer pursuant to this Agreement.

          (c)   As of the date of this Agreement, there are no purchase orders issued to the Seller by a customer and no customer pricing letters or other written or verbal understandings or arrangements between the Seller and any of its customers regarding pricing of products that extend beyond December 31, 2003, except as specified on Schedule 4.11(c). None of such items listed on Schedule 4.11(c) extends beyond December 31, 2004 or requires any change in base pricing terms through such date. As of the date of this Agreement, the Seller has received no written notice of termination or cancellation by a supplier with respect to any purchase order issued by the Seller requiring the payment of $250,000 or more. As of the date of this Agreement, there is no purchase order issued by the Seller and requiring the payment of $250,000 or more whose terms extend beyond December 31, 2004.

        4.12    Employment Matters.

          (a)   Schedule 4.12(a) contains a true, complete and accurate list of all Affected Employees, together with each Affected Employee's title or job description and work location. The Seller has separately delivered to the Buyer a list of each Affected Employee's annualized salary or hourly wage rate.

          (b)   Except as set forth in Schedule 4.12(b),

            (i)    The Seller is not a party to any collective bargaining or similar agreement with regard to the Affected Employees;

            (ii)   The Seller and its Affiliates are in substantial compliance with all Laws applicable to the Business or the Affected Employees with regard to employment and employment practices, terms and conditions of employment, wages, and occupational safety and health; and are not engaged in any unfair labor or unfair employment practices;

            (iii)  There is no unfair labor practice charge or complaint against the Seller or an Affiliate of the Seller involving or related to Affected Employees pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Seller or any of its Affiliates), or to the Knowledge of the Seller threatened (or pending without service of process having been made, or written notice of investigation or inquiry having been served, on the Seller or any of its Affiliates), before the National Labor Relations Board or any court;

            (iv)  As of the date of this Agreement, there is no labor strike or other material dispute, slowdown or stoppage pending against the Seller involving the Affected Employees;

            (v)   No union certification or decertification petition has been filed (with service of process having been made on the Seller or any of its Affiliates), or to the Knowledge of the Seller threatened, that relates to Affected Employees and no union authorization campaign has been conducted, in each case, within the past 24 months;

            (vi)  The Business has employees sufficient to operate the Business in the ordinary course consistent with past practices. During the last year, other than changes in the ordinary course of operation of the Business consistent with past practices, no material changes have occurred in the work force of the Business, including material employee terminations, employee transfers in or out, employee leasing arrangements, secondments, reallocations of duties and outsourcing of duties or functions;

            (vii) There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based on sex, sexual harassment, age, marital status, race, national origin, sexual preference, handicap, disability or veteran status) pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the seller or any of its Affiliates), or to the Knowledge of the Seller threatened, before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Seller or any Affiliate of the Seller involving or related to Affected Employees;

            (viii) There are no charges, investigations, administrative proceedings or formal complaints of overtime or minimum wage violations involving the Business pending (with service of process having been made, or written notice of investigation or inquiry having been served on the Seller or any of its Affiliates), or to the Knowledge of the Seller threatened, before the Department of labor or any other federal, state or local agency or court; and

            (ix)  There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health Laws pending (with service of process having been made, or written notice of investigation or inquiry having been served, on the Seller or any of its Affiliates), or to the Knowledge of the Seller pending on the Seller or any of its Affiliates before the Occupational Safety and Health Administration or any federal, state or local agency or court against the Seller or any affiliate of the Seller involving or related to the Business.

        4.13    Employee Benefit Matters.

          (a)   Schedule 4.13 contains a true, complete and accurate list of all Seller Benefit Plans. The Seller has made available for review by the Buyer summary descriptions of all Seller Benefit Plans.

          (b)   No pension benefit plan as defined in section 3(2) of ERISA that is maintained or contributed to by the Seller or any of its ERISA Affiliates or with respect to which Seller or an ERISA Affiliate of the Seller may have any liability had an accumulated funding deficiency as defined in section 302 of ERISA and section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year of the plan ending on or prior to the Closing Date.

          (c)   Neither the Seller nor any entity that was at any time during the last six years an ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to or incurred any liability with respect to a plan that is both a pension benefit plan (as defined in section 3(2) of ERISA) and a multiemployer plan (as defined in section 3(37) of ERISA).

          (d)   To the extent applicable, all Seller Benefit Plans have been operated in compliance with COBRA.

        4.14    Intellectual Property.    Except as set forth on Schedule 4.14:

          (a)   The Seller owns, or possesses legally enforceable rights to use, free and clear of all Encumbrances other than Permitted Encumbrances, all Transferred Intellectual Property. There are no patents, patent applications, registered or unregistered trademarks, trade names or service marks, registered copyrights and domain names owned by the Seller and used in the operation of the Business. To the Seller's Knowledge, no Person is authorized to use the Seller Intellectual Property other than the Seller. The Seller has no licenses or sublicenses pursuant to which the Seller is authorized to use any Person's Intellectual Property in the Business (other than commercial software). Neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the transactions described in this Agreement or the Ancillary Agreements will give any Third Party the right or option to cause or declare a violation of a duty, right or obligation to such Person in connection with any Seller Intellectual Property.

          (b)   (i)    No claim that calls into question the validity, ownership or enforceability in any of in the Seller Intellectual Property is pending, or to the Seller's Knowledge, has been threatened, and to the Seller's Knowledge, there is no basis for any Person to assert such a claim, (ii) no claim, notice, suit, demand or action of any nature is currently pending or to the Knowledge of the Seller, has been or could, in good faith be, threatened or asserted, alleging unauthorized use, disclosure, infringement, misappropriation or other violation of any Intellectual Property of any other Person by the Seller in the conduct of the Business.

          (c)   The Seller has not entered into any arrangements granting exclusive rights in the Seller Intellectual Property to any Person. To the Knowledge of the Seller, there is no unauthorized use, disclosure, infringement or misappropriation of any of the Seller Intellectual Property or material breach of any Contract involving the Seller Intellectual Property, and there are no pending, or to the Knowledge of the Seller, threatened claims, suits, demands or actions of any nature affecting the Seller Intellectual Property. The Seller has not brought any action, suit or proceeding or asserted any claim against any Person for interfering with, infringing on, misappropriating or otherwise coming into conflict with any Seller Intellectual Property or breach of any Contract involving any Seller Intellectual Property and, to the Seller's Knowledge, there is no basis for any such action, suit, proceeding or claim.

          (d)   The Seller Intellectual Property constitutes all the Intellectual Property needed for the Buyer to run the Business as it is currently operating.

          (e)   Seller has the full right and ability to transfer to the Buyer the Transferred Intellectual Property and any and all rights therein as provided for in this Agreement.

        4.15    Environmental.    Except as identified by the Environmental Audits or as otherwise set forth on Schedule 4.15:

          (a)   The Business and the Purchased Assets are in material compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements and obligations established under applicable Environmental Laws. Without limiting the generality of the foregoing, the Business is in material compliance with all terms and conditions of the State of Michigan Renewable Operating Permit as revised on or about June 9, 2003.

          (b)   The Seller is not in receipt of any pending notice of violation of Environmental Law with respect to the Business or the Purchased Assets.

          (c)   There has been no disposal or release of Hazardous Substances at, in or under or from any of the Purchased Assets or from the Business that reasonably could be expected, now or with the passage of time, to result in material liability to the Buying Parties after the Closing.

          (d)   There are no pending or, to the Knowledge of the Seller, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any court or other Governmental Authority directed against the Seller in connection with the Business or any of the Purchased Assets that pertain or relate to (i) any obligations or liabilities, contingent or otherwise, under any Environmental Law; (ii) violations or alleged violations of Environmental Laws; or (iii) personal injury or property damage claims relating to the release into the environment of Hazardous Substances.

          (e)   The Seller is not operating or required to be operating the Business or any of the Purchased Assets under any compliance or consent order, decree or agreement issued or entered into under Environmental Laws.

          (f)    To the Knowledge of the Seller, there is no asbestos or asbestos containing materials present at or in any of the Purchased Assets other than floor tile mastic.

          (g)   To the Knowledge of the Seller, no underground storage tanks or polychlorinated biphenyls have been introduced to the Owned Real Property by the Seller in connection with the Business except for trace amounts of polychlorinated biphenyls in scrap.

          (h)   To the Knowledge of the Seller and other than in the ordinary course of business, there are no liabilities under Environmental Laws arising from or related to the Purchased Assets or the Business with respect to which the Seller has assumed or otherwise agreed to be responsible for the liabilities of a Third Party, by contract or otherwise.

          (i)    To the Knowledge of the Seller, the Seller has provided the Buyer access to and copies as requested of (i) any Third Party environmental audits, evaluations, assessments and investigations pertaining to the Business or any of the Purchased Assets that are in the possession of or subject to the control of the Seller or any of its Affiliates and that were prepared or conducted since June 30, 1998, and (ii) all monitoring data of, and other environmental records pertaining to, the Business or any of the Purchased Assets that are in the possession of or subject to the control of the Seller or any of its Affiliates and that were prepared or conducted since June 30, 2002.

          (j)    The Seller is in material compliance with all Environmental Permits held by the Seller in connection with the Business and all Environmental Permits held by the Seller in connection with the Business are identified on Schedule 4.15. Each Environmental Permit listed on Schedule 4.15 is valid and in full force and effect. Except as set forth in Schedule 4.15, the Seller is not in violation of any of the requirements pertaining to those Environmental Permits. All Environmental Permits necessary to conduct the Business as currently conducted have been acquired and are in full force and effect.

          (k)   To the Knowledge of the Seller, all of the information set forth in Schedule 7.12 is complete and accurate.

        Notwithstanding anything to the contrary in this Agreement, the representations and warranties contained in this Section 4.15 and Sections 4.5, 4.6(a), 4.6(b) (other than with respect to the use of engineered controls, isolation zones, use restrictions and limitations that do not materially impact the conduct of the Business as presently conducted), 4.21(a) and 4.25 (which, to the extent they relate to environmental matters, are incorporated herein) are the only representations and warranties of the Seller that pertain to Environmental Laws or Environmental Permits.

        4.16    Tangible Assets.    The Tangible Assets listed in Schedule 2.1(a) or subject to the equipment leases or other leases listed on Schedule 2.1(j) constitute all of the Tangible Assets material to the Business and constitute all of the Tangible Assets needed for the Buyer to conduct the Business. All Tangible Assets (whether owned or leased by the Seller) are in normal operating condition and repair, subject to ordinary wear and tear and maintenance.

        4.17    Sufficiency of Assets.    Except as set forth in Schedule 4.17, the Purchased Assets constitute all of the material assets used in the Business (taking into consideration the rights to use assets relating to the Business that are the subject of the Trademark License Agreement and the Licensed Intellectual Property Agreement) and are sufficient to operate the Business.

        4.18    Inventory.    Except as set forth in Schedule 4.18, (a) all Inventory as of the Effective Time will be reflected on the books and records of the Business; (b) all Inventory reflected on the books and records of the Business is valued at the lower of cost or market value, consistent with past accounting practices; (c) the Inventory as of the Effective Time will consist of items of Inventory useable or saleable in the ordinary course of the Business at a level that is reasonable under applicable conditions of the Business in light of past practices, except for customary amounts of raw materials that cannot be incorporated into finished products and items of obsolete materials and materials of below-standard quality that have been written off or written down to the Seller's best estimate of net realizable value; (d) the Inventory does not include any materials held by the Seller on consignment from any Third Parties; and (e) all Inventory disposed of since February 28, 2003, has been disposed of only in the ordinary course of the Business, consistent with the past practice of the Seller. The quantities of Inventory as of the Effective Time will be adequate to conduct the Business under the current circumstances of the Business. Except as set forth in Schedule 4.18, none of the Inventory is in the possession of others or held on consignment, except Inventory in transit or in the possession of processors in the ordinary course of the Business.

        4.19    Accounts Receivable.    The Accounts Receivable reflected on the Business Financial Statements are, and the Accounts Receivable that will be reflected on the Statement of Working Capital will be valid and collectible using commercially reasonable collection practices, subject to normal market write-offs for bad debt consistent with past practices of the Business. All of those Accounts Receivable arose in the ordinary course of the Business and none is subject to any Encumbrance (other than Permitted Encumbrances and claims, counterclaims, facts or defenses arising in the ordinary course). Since February 28, 2003, there has not been any material adverse change in the collectibility of the Accounts Receivable, taken as a whole.

        4.20    Books and Records.    To the Knowledge of the Seller, the Books and Records accurately and fairly reflect the transactions and the assets and liabilities of the Seller with respect to the Business.

        4.21    No Material Adverse Effect.    To the Knowledge of the Seller, since February 28, 2003, there has not occurred (a) any Material Adverse Effect, (b) any material damage, destruction or loss of any kind with respect to the Purchased Assets or the Business, (c) any material changes in terms of transactions between the Seller and the Seller's Affiliates, (d) any sale, assignment, transfer or acquisition (or Contract to do so) of any material operating asset of the Business, or a cancellation of, or any agreement to cancel, any material debts or claims of the Business, except, in each case, in the ordinary course of business, (e) any increase in the rate of compensation or benefits payable or to become payable by the Seller or any of the Seller's Affiliates to any Affected Employee over the rate being paid to the Affected Employee at February 28, 2003, other than increases in the ordinary course of business in accordance with past practices, or any Contract to do so; or (f) any termination or material amendment of any Material Contract that has or is expected to result in a Material Adverse Effect.

        4.22    Major Customers, Distributors; Major Suppliers.

          (a)   Schedule 4.22(a) sets forth (a) the names of the 10 largest customers of the Seller by dollar volume of sales that ordered goods and services from the Seller during the 12-month period ended February 28, 2003; and (b) the amount for which each such customer was invoiced during that period. As of the date of this Agreement, no such customer has notified the Seller that it (i) will materially reduce purchases of products from the Business; or (ii) has ceased, or will cease, to purchase products from the Business.

          (b)   Schedule 4.22(b) sets forth (a) the names of the 10 largest suppliers of the Seller by dollar volume of purchases from which the Business ordered raw materials, supplies, merchandise and other goods and services during the 12-month period ended February 28, 2003; and (b) the amount for which each such supplier invoiced the Business during such period. As of the date of this Agreement, no such supplier has notified the Seller that it (i) will materially reduce the amount of raw materials or equipment available for purchase by the Business, or (ii) has ceased, or will cease, to sell raw materials or equipment to the Business.

        4.23    Affiliate Transactions.

          (a)   Except as set forth in Schedule 4.9 or 4.12(b) to the Knowledge of the Seller, no employee, officer or director of the Seller or its Affiliates (i) owns, directly or indirectly, in whole or in part, any Permits, real property, leasehold interests or other property, the use of which is necessary for the operation of the Business; (ii) has any claim or cause of action or any other action, suit or proceeding against, or owes any amount to, the Seller other than claims in the ordinary course of business that are immaterial to the conduct of the Business, or (iii) is a party to any Contract or participates in any arrangement, written or oral, pursuant to which the Business provides to, or receives services of any nature from, any such Person, except as to any such individual in his capacity as an employee of the Business.

          (b)   The Seller is not a party to any Contract that relates to the Business (i) between the Seller and any of its Affiliates or (ii) between the Seller on the one hand, and a Third Party, on the other hand, in which the terms or conditions of such Contract or transaction are materially more favorable to the Seller or the Third Party than the terms and conditions that could be achieved in an arm's length Contract or transaction with a Third Party.

        4.24    Backlog.    All outstanding customer or distributor purchase orders for products of the Business have been entered at prices and on terms and conditions consistent with the normal practices of the Business. As of the date of this Agreement, the Seller has not been informed by any customer or distributor that any material order included in the backlog of the Business is likely to be canceled or terminated before its completion.

        4.25    Other Information.    To the Knowledge of the Seller, no representation or warranty of the Seller contained in this Agreement and in the schedules to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements and facts contained in this Agreement and the schedules to this Agreement, in light of the circumstances under which they are made, not false or misleading.

        4.26    Disclaimer.

          (a)   EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES BY THE SELLER IN THIS AGREEMENT AND THE SELLER IN THE ANCILLARY AGREEMENTS, THE SELLER EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. In particular, the Seller disclaims any representation or warranty with respect to any information concerning the Business, the Seller or any of its Affiliates not expressly represented and warranted to in this Agreement or the Ancillary Agreements, including, (i) the information set forth in any information memoranda distributed by CIBC World Markets or Merrill Lynch & Co., Inc. with respect to the Seller and the Business; (ii) any financial projection or forecast relating to the Seller or the Business; (iii) the information included in the data room established by the Seller or otherwise delivered to the Buyer or its representatives; and (iv) all verbal or written communications by the Seller, employees thereof, or its representatives (including, without limitation, CIBC World Markets and Merrill Lynch & Co., Inc. The Buyer shall have no claim against the Seller, and the Seller shall have no liability to the Buying Parties, with respect to any such disclaimed information.

          (b)   EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS, WARRANTIES AND COVENANTS IN THIS AGREEMENT, THE BUYER IS ACQUIRING THE PURCHASED ASSETS ON AN "AS IS, WHERE IS" BASIS OTHER THAN FOR MANUFACTURERS' WARRANTIES, IF ANY, INCLUDED IN THE PURCHASED ASSETS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES

        Each of the Buying Parties represents and warrants as of the date hereof and as of the Closing Date:

        5.1    Existence and Good Standing.    Each of the Buying Parties is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

        5.2    Due Authorization.    Each of the Buying Parties has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions described in this Agreement or the Ancillary Agreements. The execution, delivery and performance by each of the Buying Parties of this Agreement and the Ancillary Agreements to which it is a party and the consummation by each of the Buying Parties of the transactions described in this Agreement and the Ancillary Agreements have been duly and validly authorized by all necessary corporate action on the part of the Buying Parties, and no other corporate actions or proceedings on the part of the Buying Parties are necessary to authorize the execution, delivery and performance by the Buying Parties of this Agreement and by each of the Buying Parties of the Ancillary Agreements to which it is a party or the transactions described in this Agreement or the Ancillary Agreements. Each of the Buying Parties has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered (or prior to or at the Closing shall duly and validly execute and deliver) the Ancillary Agreements to which it is a party. This Agreement constitutes, and upon execution and delivery (assuming due execution and delivery by all other parties) the Ancillary Agreements to which a Buying Party is a party shall constitute, legal, valid and binding obligations of each of the Buying Parties, enforceable against it in accordance with their respective terms, except as may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect creditors' rights generally; or (b) principles of equity including legal or equitable limitations on the availability of specific remedies.

        5.3    Consents.    Except as set forth on Schedule 5.3, (a) no Consent of any Person is required in connection with the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buying Parties, or the consummation of the transactions described in this Agreement or the Ancillary Agreements and (b) to the Knowledge of the Buying Parties, no material Consent of any Person is required for the Buyer to conduct the Business immediately after the Closing, in substantially the same manner presently conducted.

        5.4    Absence of Conflicts.    Neither the execution and delivery of this Agreement nor any of the Ancillary Agreements to which a Buying Party is a party, nor the consummation of any of the transactions described in this Agreement or the Ancillary Agreements will, with or without notice or lapse of time, violate, conflict with, or result in a breach of (a) the certificate of incorporation or by-laws of either Buying Party; (b) any judgment, decree or order of any Governmental Authority to which a Buying Party is subject or by which a Buying Party is bound; or (c) any requirements of Laws applicable to a Buying Party.

        5.5    Litigation.    There is no Litigation of any nature pending, asserted, or to the Knowledge of the Buying Parties, threatened against either of the Buying Parties by or before any Governmental Authority or by or on behalf of any Third Party which would (a) enjoin, restrict or prohibit the transfer of the Business or any of the Purchased Assets as described by this Agreement; (b) prevent either Buying Party from fulfilling all of its obligations set out in this Agreement or arising under this Agreement or any Ancillary Agreement; or (c) reasonably be expected to adversely affect the ability of either Buying Party to consummate the transactions described in this Agreement.

        5.6    Brokers.    Except for Credit Suisse First Boston, the Buying Parties have not used any broker or finder in connection with the transactions described in this Agreement, and neither the Seller nor any of its Affiliates has or shall have any liability or otherwise suffer or incur any Loss as a result of or in connection with any brokerage or finder's fee or other commission of any Person retained by a Buying Party in connection with any of the transactions described in this Agreement or any of the Ancillary Agreements.

        5.7    Sufficient Funds.    The Buyer has sufficient cash, lines of credit or other sources of available funds to enable it to pay the Purchase Price and all fees and expenses in connection with the consummation of the transactions described in this Agreement.

ARTICLE 6

COVENANTS OF THE SELLER

        The Seller hereby covenants with the Buying Parties as follows:

        6.1    Conduct of Business.    Except as otherwise described in this Agreement, and except as otherwise consented to by the Buyer (which consent shall not be unreasonably withheld or delayed), from the date of this Agreement until the Closing Date, the Seller shall conduct the Business in the usual and ordinary course in accordance with past practice, including the maintenance of Inventory levels, the payment of Accounts Payable and compliance with the Seller's warranty policies and practices. The Seller shall use commercially reasonable efforts consistent with the Seller's current business practices, to preserve the goodwill of the Business, including to preserve its current relationships with customers, suppliers, agents and employees of the Business; provided, that nothing in this Section 6.1 shall require the Seller to make any capital expenditures, above and beyond routine maintenance and repair other than budgeted capital expenditures for which reserves have been established in the Business Financial Statements. The parties understand and acknowledge that the matters referred to in this Section 6.1 may be adversely affected by the public announcement of the transactions described in this Agreement, and any such adverse effect shall not be considered a breach of this covenant by the Seller.

        6.2    Negative Covenants Relating to Conduct of the Business.    Except as otherwise described in this Agreement, and except as consented to by the Buyer in writing (which consent shall not be unreasonably withheld or delayed), the Seller shall not, from the date of this Agreement until the Closing Date, with respect to the Business:

          (a)   Enter into, terminate or amend any Material Contract except for such amendments to the Material Contracts, the effect of which could reasonably be expected to be advantageous to the Business or enter into any new Contracts with customers that may extend beyond December 31, 2004;

          (b)   Other than pursuant to this Agreement, sell, transfer, lease or dispose of any of the Purchased Assets except Inventory in the ordinary course of the Business and assets that are not material to the Business and are sold, transferred, leased or disposed of in the ordinary course of the Business;

          (c)   Increase the rate of compensation of, or pay or agree to pay any benefit to the Affected Employees, except normal salary increases in the ordinary course of the Business or as may be required by the terms of any existing Employee Plan, agreement or arrangement;

          (d)   Enter into, adopt or amend any employee plan, collective bargaining agreement or employment or severance agreement affecting the Business or the Affected Employees, except as required by applicable Law;

          (e)   Incur any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with past practice, none of which liabilities, in any case or in the aggregate, could have a Material Adverse Effect;

          (f)    Make any capital expenditures other than (i) for maintenance in the ordinary course of the Business; (ii) pursuant to any projects approved by the Seller before the date of this Agreement; and (iii) up to $100,000 for any one project (or series of related projects) approved after the date of this Agreement;

          (g)   Forgive, cancel or compromise any material debt or material claim, or intentionally waive or release any material right of substantial value;

          (h)   Make any material changes in policies or practices relating to selling practices, product returns, discounts or other terms of sale or accounting;

          (i)    Make any prepayment of any Accounts Payable, delay payment of any trade payables or other obligations other than in the ordinary course of business consistent with past practice, or make any other cash payments other than in the ordinary course of business;

          (j)    Fail to maintain all of the Tangible Assets in normal operating repair, working order and operating condition, in accordance with the seller's usual and customary maintenance schedule and practices, subject to ordinary wear and tear;

          (k)   Acquire any assets that would constitute Purchased Assets or assume any obligations or liabilities that would constitute Assumed Obligations, except, in each case, in the ordinary course of business;

          (l)    Change any accounting policies or principles applicable to the Business or the methods of applying those policies or principles;

          (m)  Allow any of the Transferred Intellectual Property to expire or become abandoned;

          (n)   Take any actions that could reasonably be expected to cause any labor strike or other material dispute, slowdown or stoppage involving the Affected Employees; or

          (o)   Agree, whether in writing or otherwise, to do any of the foregoing.

        6.3    Certain Notices.    The Seller shall promptly notify the Buying Parties (a) if any Litigation (other than the matters described in Schedule 4.9 or 4.12(b)) shall become pending or, to the Knowledge of the Seller, become threatened against the Seller; (b) of the occurrence of any labor strike or other material dispute, slowdown or stoppage involving the Affected Employees; (c) if any customer named in Schedule 4.22(a) shall notify the Seller that it (i) intends to materially reduce purchases of products from the Business or (ii) has ceased, or will cease, purchasing products from the Business; or (d) if any supplier named in Schedule 4.22(b) shall notify the Seller that it (i) intends to materially reduce the amount of raw materials or equipment available for purchase by the Business or (ii) has ceased, or will cease, selling raw materials or equipment to the Business.

ARTICLE 7

COVENANTS OF THE BUYING PARTIES AND THE SELLER

        7.1    HSR Act Notification: Other Consents.

          (a)   Each of the Buying Parties and the Seller shall cause to be filed as promptly as practicable following the execution of this Agreement, with the Federal Trade Commission and the Department of Justice the notification and report form required under the HSR Act for the transactions described in this Agreement and the Ancillary Agreements, and shall use commercially reasonable efforts to provide any supplemental information that may be reasonably requested in connection with those filings (it being understood that the filing fee shall be borne by the Buying Parties).

          (b)   The Seller shall make as promptly as practicable following the date of this Agreement the other notifications required in connection with this Agreement, and shall use commercially reasonable efforts to obtain the Consents of all Third Parties required in connection with the consummation of the transactions described in this Agreement. The Seller and the Buying Parties shall coordinate and cooperate with each other in exchanging information and assistance in connection with obtaining Consents of Third Parties and making all filings or notifications necessary to transfer any Permits to the Buyer, or in connection with any applications for new Permits relating to the Business.

        7.2    Access to Information, Inspections.

          (a)   During the period from the date of this Agreement through the Closing Date, the Seller shall afford promptly to the Buying Parties and their authorized representatives, including environmental and real estate professionals, reasonable access during regular business hours and upon reasonable notice, to all plants, offices, warehouses, facilities, employees and Books and Records of the Seller relating to the Business as they may reasonably request. Notwithstanding and without limiting the foregoing, the Buying Parties shall not undertake any sampling or testing, including intrusive soil or groundwater testing without the Seller's approval. A Seller's representative shall be present at all site visits and inspections and the Buyer's representative shall, at all times while on the premises of the Seller, comply with all directions and requests relating to safety, security and confidentiality.

          (b)   The Buying Parties shall, at and after the Closing Date, afford promptly to the Seller and its respective agents reasonable access during regular business hours, and upon reasonable notice, to the properties, employees and Books and Records of the Business, to the extent reasonably necessary to permit the Seller to determine any matter relating to or arising during any period ending on or before the Closing Date. If the Buying Parties propose to destroy or otherwise dispose of any Books and Records relating to the Business, on or before the 10th anniversary of the Closing Date, other than in the ordinary course of business, consistent with their written document retention policy, the Buying Parties shall first notify the Seller in writing, and afford the Seller the opportunity, for a period of at least 90 days following the date of the notice, to take custody of the records or make extracts from them or copies of them.

          (c)   After the Closing Date, the Seller shall cooperate with the Buyer with respect to any request by the Buyer for the Seller's consent (which consent will not be unreasonably withheld) to access, during regular business hours, to the employees and books and records of the Seller to the extent reasonably necessary to enable the Buyer to satisfy its obligations under this Agreement or to conduct the Business in the ordinary course.

        7.3    Title Commitment and Survey.

          (a)   As evidence of title to the Owned Real Property, the Seller shall cause to be prepared and delivered to the Buyer, as soon as reasonably practicable, a current commitment from LandAmerica Lawyers Title Company together with copies of all exception documents, to issue to the Buyer at Closing, an ALTA Form B owner's title insurance. The title insurance policy delivered pursuant to the commitment described in this Section 7.3(a) shall (i) insure title to the Owned Real Property and all recorded easements benefiting the Owned Real Property; (ii) contain an "extended coverage endorsement" insuring over the general exceptions contained customarily in such policies; (iii) contain an ALTA Zoning Endorsement 3.1 (or equivalent); (iv) contain an endorsement insuring that the Owned Real Property described in the title insurance policy is the same real estate as shown on the survey to be provided by the Seller pursuant to Section 7.3(b); and (v) contain an endorsement insuring that each street adjacent to the Owned Real Property is a public street and that there is direct and unencumbered access to each street from the Owned Real Property. The cost of the title insurance (including premiums) shall be borne by the Buyer.

          (b)   The Seller shall deliver to the Buyer within 5 Business Days from the date of this Agreement, any survey with respect to the Owned Real Property currently in the possession of the Seller or its Affiliates and, as soon as practicable after the date of this Agreement, an updated survey of the Owned Real Property. The cost of the surveys and updates shall be borne by the Seller.

          (c)   If the title commitment, survey or other evidence of title discloses an Encumbrance, other than a Permitted Encumbrance, the Buying Parties shall notify the Seller within 10 Business Days of receiving all of the title evidence provided pursuant to this Section 7.3. The Seller shall use reasonable efforts to cure each title objection shown as an exception to the title commitment prior to Closing.

        7.4    Motor Vehicles.    The Seller shall take all actions and prepare all documents necessary to effect the transfer to the Buyer of all motor vehicle licenses and registrations pertaining to automobiles, trucks and other motor vehicles and rolling stock of whatever kind used primarily in the Business in compliance with the motor vehicle registration, licensing and other applicable Laws of any jurisdictions where such motor vehicles are registered or licensed. All transfer taxes related to the sale of motor vehicles in connection with the consummation of the transactions described in this Agreement shall be borne by the Buyer.

        7.5    Tax Matters.

          (a)   With respect to ad valorem and similar Taxes relating to the Purchased Assets or any portion of them, the Seller shall pay and be responsible for (i) all such Taxes for the taxable years 2002 and earlier taxable periods and (ii) all payments of such Taxes for the taxable year 2003 (including installments) that become due and payable on or before the Effective Time. The Buyer shall pay and be responsible for (i) all payments of such Taxes for the taxable year 2003 (including installments) that become due and payable after the Effective Time, and (ii) all such Taxes for taxable years after 2003.

          (b)   The Seller shall promptly deliver to the Buyer any and all notices, tax bills, tax statements, orders, or other similar documents or communications received by the Seller or any of its Affiliates and relating to ad valorem or similar Taxes affecting all or any portion of the Purchased Assets.

          (c)   The Buying Parties shall promptly notify the Seller in writing upon receipt by the Buying Parties or any Affiliates thereof, of notice of any pending or threatened Tax liabilities which relate to the Seller for the period prior to the Effective Time. The Seller shall have the sole right to control any Tax audit or administrative or court proceeding with respect to such Taxes liabilities and the Buying Parties agree that they will cooperate fully with the Seller and its counsel in the defense against or compromise of any claim in any said proceeding. After the Closing Date, the Buying Parties shall make available to the Seller such records as the Seller may reasonably require for the preparation of any Tax Returns, and the preparation and defense of any audit or administrative or court proceeding. All refunds of Taxes paid by the Seller that are attributable to periods prior to the Effective Time shall be for the account of the Seller. The Buying Parties shall take such actions as reasonably requested by the Seller to obtain such refunds and shall deliver to the Seller any such refunds promptly upon receipt thereof. All refunds of Taxes paid by the Buying Parties or their Affiliates attributable to the period from and after the Effective Time shall be for the account of the Buyer.

          (d)   The Buying Parties shall not revoke any Tax election previously made by the Seller nor make any new Tax election that changes the Seller's Tax results without securing the Seller's prior written consent, which consent shall not be unreasonably withheld.

          (e)   Notwithstanding anything contained herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each of the Parties (and each employee, representative, or other agent of each Party) may (i) consult any tax advisor regarding the "tax treatment" or "tax structure" of the transaction (as such terms are defined in Treasury Regulation Section 1.6011-4(c)(8) and (9), respectively), and (ii) disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction that is the subject of this Agreement and all materials of any kind (including opinions or other tax and analyses) that are provided to any Party relating to such tax treatment and tax structure.

        7.6    Bulk Sales Compliance.    The Buying Parties and the Seller waive compliance with the provisions of any applicable statutes relating to bulk transfers or bulk sales. The Buying Parties and the Seller mutually agree to cooperate in securing any available exemptions from any such provisions.

        7.7    Confidentiality.

          (a)   Until Closing, Quanex shall continue to comply with and be subject to the terms of the Confidentiality Agreement; provided, however, that Section 7 of the Confidentiality Agreement is hereby amended to the extent necessary to permit the Buying Parties to fulfill their obligations under Section 10.1 of this Agreement and as otherwise agreed on by the Buyer and the Seller in writing. The Confidentiality Agreement, as so amended, shall terminate as of the Closing Date.

          (b)   For a period of 5 years after the Closing Date and except as otherwise required by Law, the Seller shall and shall cause its officers, directors, Affiliates, employees, agents and representatives to hold in confidence and not disclose or use (i) any proprietary or other confidential and non-public information regarding the Buying Parties disclosed to the Seller in connection with the negotiation or preparation of this Agreement; (ii) the nature or resolution of any disputes arising hereunder after the Closing; and (iii) any proprietary or other confidential non-public information relating to the Purchased Assets or the Business, except for disclosures made pursuant to Section 7.7(e); and provided, however, the confidential and non-public information shall not include any information publicly known through no fault of the Seller or its Affiliates or disclosures made in connection with the consummation of this transaction, or the management and resolution of any Excluded Assets, Excluded Obligations, or Excluded Businesses.

          (c)   For a period of 5 years after the Closing Date and except as otherwise required by Law, each of the Buying Parties shall, and shall cause their respective officers, directors, Affiliates, employees, agents and representatives to hold in confidence and not disclose or use (i) any proprietary or other confidential and non-public information (excluding information relating to the Purchased Assets or the Business) regarding the Seller and any Affiliate of the Seller disclosed to any Buying Party in connection with the negotiation or preparation of this Agreement and (ii) the nature or resolution of any dispute arising under this Agreement after the Closing, except for disclosures made pursuant to this Section 7.7(e); provided, however, the confidential and non-public information shall not include any information publicly known through no fault of a Buyer Party or its Affiliates. The Seller acknowledges that Quanex is a publicly held company and will be required to disclose information about the transactions described in this Agreement, the Purchased Assets and the Business by Law, by the New York Stock Exchange or in connection with securities Laws, and will be required by Law to file a copy of this Agreement with the Securities and Exchange Commission and the New York Stock Exchange and to include such filings as part of Quanex' website; all such filings and disclosures may be made by Quanex notwithstanding the provisions of this Section 7.7, including Sections 7.1(a) and 7.7(c).

          (d)   For a period of 2 years after the Closing Date, the Buying Parties shall not solicit the employment of any Person who are employed in a management position with the Seller subsequent to the Closing Date (other than as otherwise agreed to by the Buyer and the Seller in writing), except that the foregoing shall not preclude a Buying Party from hiring any Person whose employment with the Seller has been terminated prior to any solicitation.

          (e)   No public announcement or other publicity regarding the transactions described in this Agreement shall be made by the Buying Parties or the Seller or any of their respective Affiliates, officers, directors, employees, representatives or agents, without the prior written agreement of the Seller and the Buying Parties, respectively. The Parties shall prepare and release public announcements or press releases regarding the execution and delivery of this Agreement and the Closing. Any announcement shall be agreed to by the Parties as to form, content, timing and manner of distribution or publication, Nothing in this Section 7.7 shall prevent the Parties from discussing the transactions described in this Agreement with those Persons whose Consent is required for consummation of those transactions. The Parties shall exercise all reasonable efforts to assure that those Persons keep confidential any information relating to this Agreement.

        7.8    Payments Received.    After the Closing, the Seller and the Buying Parties shall hold and promptly transfer and deliver to the other, from time to time as and when received by either of them, any cash, checks with appropriate endorsements (using their commercially reasonable efforts not to convert checks into cash), or other property that either of them may receive on or after the Effective Time which properly belongs to the other Party, including any insurance proceeds, and shall account to the other Party for all such receipts.

        7.9    Satisfaction of Conditions and Further Assurances.    Without limiting the generality or effect of any provision of Articles VIII and IX, prior to the Closing, each of the Parties shall use commercially reasonable efforts and shall act in good faith to satisfy promptly all conditions required by this Agreement to be satisfied by it in order to expedite the consummation of the transactions described in this Agreement. The Parties shall execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonable, necessary or desirable in order to consummate or implement expeditiously the transactions described in this Agreement and any agreement, document or instrument described in this Agreement.

        7.10    Collective Bargaining Agreement.    Prior to the Closing Date, if the Buying Parties so request, the Seller shall assist and cooperate with the Buying Parties in arranging an initial meeting with collective bargaining representatives of the Affected Employees to facilitate negotiation of a collective bargaining agreement with the Affected Employees at the Seller's Monroe, Michigan facilities.

        7.11    Exclusivity Agreement.    For so long as this Agreement remains in effect, neither the Seller nor any Affiliate of the Seller, nor any of its directors, officers, employees, representatives or agents, nor anyone acting on its behalf shall, directly or indirectly solicit, encourage (including furnishing information to any Third Party), negotiate or assist in any manner any offers, bids or proposals involving, directly or indirectly, (a) the sale or other disposition of the Purchased Assets (other than sales of Inventory in the ordinary course of business) or (b) the sale or exchange (whether through a merger or otherwise) of all or any portion of the capital stock of the Seller if such sale or exchange would result in the Purchased Assets being owned, directly or indirectly, by a Person other than the Selling Parties (all such bids, offers and proposals being referred to as "Acquisition Proposals"). Seller shall not enter into any letter of intent, agreement in principle or other agreement with respect to any matter involving an Acquisition Proposal.

        7.12    Environmental Matters.

          (a)   Schedule 7.12 sets forth a category "S" baseline environmental assessment (as defined in Part 201 of the Natural Resources and Environmental Protection Act, 1994 PA 451, as amended, and the regulations promulgated thereunder) of the Owned Real Property (the "BEA") and all supporting documents, including the necessary affidavits and a supporting Phase II Environmental Site Assessment.

          (b)   The Seller shall pay when due, any and all costs arising out of the preparation of the BEA and petitioning the Michigan Department of Environmental Quality ("DEQ") for an affirmation of the BEA pursuant to this Section 7.12, including any such costs of sampling, document preparation, and petitioning the DEQ.

          (c)   The Buyer has submitted to the DEQ the petition in Schedule 7.12 for a determination that the BEA is adequate for the purposes of the Buyer obtaining an exemption from liability under MCL 324.20126(1)(c) (hereinafter the petition as it may be amended from time to time is referred to as the "BEA Petition"). If the DEQ identifies any deficiency with the BEA Petition, the Seller, in cooperation with the Buying Parties, shall use commercially reasonable efforts to cause to be taken, whether before or after the Closing Date, reasonable steps necessary to cure any such deficiency so as to make a timely, complete and accurate response to the DEQ so that Buyer may obtain from the DEQ affirmation that the BEA is adequate for the purpose of the Buyer obtaining an exemption from liability under MCL 324.20126(1)(c) without being based on any stipulated condition other than the use of engineered controls, isolation zones, use restrictions or limitations or other measures that do not materially impact the conduct of the Business as presently conducted at the site (the "BEA Affirmation"). The Parties acknowledge that any BEA Affirmation will contain standard conditions, requirements and reservation of rights substantially the same as those contained in the sample BEA Affirmation contained in Schedule 7.12(c). Prior to the earlier to occur of any withdrawal of the BEA Petition or the Buyer's receipt of DEQ's final decision with respect to the BEA Affirmation, the Parties shall promptly notify each other of any communication from the DEQ relating to the BEA, including any such communications identifying deficiencies in the BEA Petition. The Seller shall have no obligation to incur any third party expenses under this provision after December 23, 2003; provided that, if the Seller elects not to do so, the Buyer in its sole discretion, shall have the right to incur such costs and assume control of the BEA Petition, in which case, the Seller agrees that the Buyer may retain any consultant, including Conestoga Rovers & Associates, to work at Buyer's direction in connection with the BEA Petition; that the Seller will not assert a conflict of interest in connection with the use of

  Conestoga-Rovers & Associates for such purpose nor seek to disqualify such consultant based on any prior work for the Seller, or discourage such consultant from undertaking such work; and that the Seller will cooperate in such activity. Likewise, in the event of any future environmental claims by the Buyer against the Seller, the Buyer agrees that it will not seek to disqualify Conestoga Rovers & Associates or assert a conflict of interest, or discourage such consultant from undertaking such work on behalf of the Seller based solely on Buyer's retention of such consultant with respect to the BEA Petition.

          (d)   For ten years following the Closing Date, the Buyer shall (i) keep a written log of the amount of any slag produced by the electric arc furnace method of steelmaking that the Buyer applies each month to the exterior areas of the Owned Real Property together with a description of the general area where those amounts were used (e.g., roads, billet storage yard) and provide those logs to the Seller within 30 days of each anniversary of the Closing Date for the twelve months prior to the anniversary; (ii) implement dust control procedures at least as effective as those set forth in the Seller's Fugitive Dust Control Plan dated July 18, 2003; provided that, in selecting any alternative dust suppressant agent the Buyer shall employ commercially reasonable methods (consistent with Seller's past practices) to assure that use of the alternative agent does not increase the amount of metals leachate from slag produced by the electric arc furnace method of steelmaking; (iii) implement an environmental management system for the Business consistent with ISO 14001; (iv) implement procedures at least as effective as those set forth in Seller's Oil Pollution Spill Prevention Control and Countermeasure Plan and Pollution Incident Prevention Plan dated January 1981, as revised through August 2003 (the "SPCC/PIPP"); (v) provide copies of the Buyer's SPCC/PIPP spill record forms and monthly inspection forms to the Seller within 30 days of each anniversary of the Closing Date for the twelve months prior to the anniversary; and (vi) provide such documents maintained in accordance with the environmental management system described in the foregoing clause (iii) as the Seller may reasonably request.

        7.13    Limitation on the Parties' Obligations With Respect to Product Warranties.    For each of the two years following the Closing Date, the Seller shall, on the Buyer's request and in lieu of any indemnity obligations set forth in Section 13.2 for Losses arising from Product Warranty Obligations, reimburse the Buyer for one-half of its out-of-pocket costs for any Product Warranty Obligations to the extent that those costs exceed $435,000 in either such year, up to a maximum of $935,000 for each such year.

        7.14    Seller's Option to Purchase Accounts Receivable.    To the extent, if any, that the Accounts Receivable reflected on the Statement of Working Capital are not collectible by the Buyer after the Closing Date, using reasonable collection practices, the Buyer shall, upon the Seller's written request, sell such uncollected Accounts Receivable to the Seller for a cash amount equal to the fact value thereof.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYING PARTIES

        The obligations of the Buying Parties to consummate the transactions described in this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Buying Parties of the following conditions precedent on or before the Closing Date:

        8.1    Accuracy of Representations and Warranties.    The representations and warranties of the Seller contained in this Agreement and in any certificate or other writing delivered by the Seller pursuant to this Agreement or the Ancillary Agreements shall be true at and as of the Closing Date, as if made at and as of such date (unless any such representation or warranty refers specifically to a specified date, in which case such representation or warranty shall be true, accurate and correct on and as of such specified date), with only such exceptions (for this purpose disregarding any qualification as to materiality or Material Adverse Effect) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. At Closing, the Buyer shall have received a certificate signed by an executive officer of the Seller to the foregoing effect.

        8.2    Compliance with Agreements and Covenants.    The Seller shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

        8.3    Hart-Scott-Rodino.    All applicable waiting periods under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent the consummation of the transaction described in this Agreement and the Ancillary Agreements.

        8.4    No Injunctions.    There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any Third Party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the transaction described in this Agreement and the Ancillary Agreements.

        8.5    Title Insurance.    The Buyer shall have received a binding commitment to issue a policy of title insurance consistent with Section 7.3, dated the Closing Date, in an aggregate amount equal to the portion of the Purchase Price allocated to the Owned Real Property.

        8.6    Deliveries.    The Seller shall have made, or be prepared to make at Closing all of the Deliveries set forth in Section 11.2.

        8.7    Consents and Release of Encumbrances.    The Seller shall have received all Consents identified on Schedule 8.7 to the Buyer in form and substance reasonably satisfactory to the Buyer (unless the lack of any such Consents would not have, individually or in the aggregate, a Material Adverse Effect) and satisfactory evidence of releases of all Encumbrances on the Purchased Assets (other than Permitted Encumbrances).

        8.8    No Material Adverse Effect.    No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist since the date of this Agreement that, individually or in the aggregate, has constituted or resulted in a Material Adverse Effect.

        8.9    Audited Financial Statements.    The Seller shall have delivered to the Buying Parties the Audited Financial Statements.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

        The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by the Seller of the following conditions precedent on or before the Closing Date:

        9.1    Accuracy of Representations and Warranties.    The representations and warranties of the Buying Parties contained in this Agreement and in any certificate or other writing delivered by the Seller pursuant to this Agreement or the Ancillary Agreements shall be true at and as of the Closing Date, as if made at and as of such date (unless any such representation or warranty refers specifically to a specified date, in which case such representation or warranty shall be true, accurate and correct on and as of such specified date), with only such exceptions (for this purpose disregarding any qualification as to materiality or Material Adverse Effect) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. At Closing, the Seller shall have received a certificate signed by an executive officer of each of the Buying Parties to the foregoing effect.

        9.2    Compliance with Agreements and Covenants.    Each of the Buying Parties shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

        9.3    Hart-Scott-Rodino.    All applicable waiting periods under the HSR Act shall have expired or been terminated without action by the Justice Department or the Federal Trade Commission to prevent the consummation of the transaction described in this Agreement and the Ancillary Agreements.

        9.4    No Injunctions.    There shall not be in effect any temporary restraining order, preliminary injunction, injunction or other pending or threatened action by any Third Party or any order of any court or Governmental Authority restraining or prohibiting the Closing of the transaction described in this Agreement and the Ancillary Agreements.

        9.5    Deliveries.    The Buying Parties shall have made, or be prepared to make at the Closing, the Purchase Price and all of the deliveries set forth in Section 11.3.

ARTICLE 10

EMPLOYEES AND BENEFIT PLANS

        10.1    Offer of Employment.    As of the Closing Date, the Seller shall terminate the employment of all of the Affected Employees (other than those who are on short-term disability leave). As soon as practicable after the date of this Agreement, the Buyer shall offer employment, effective as of the Effective Time, to all persons who are or will be Affected Employees on the day immediately preceding the Closing Date (other than those on short-term disability leave) and who complete the Buying Parties' standard application agreement. Each Affected Employee who accepts any such offer of employment shall be referred to herein as a "Transferred Employee". The offer of employment, including, without limitation, wages, salaries and benefits, shall be, in the aggregate, competitive with the terms and conditions as those under which the Transferred Employees were employed immediately prior to the Closing Date. Any Affected Employee who is on short-term disability leave as of the Closing Date shall remain employed by the Seller through such Affected Employee's short-term disability leave; provided, however, that if he or she recovers from his or her disability within the period of his or her short-term disability leave or the six-month period following the Closing Date (whichever is shorter), the Buyer shall at that time make or cause one of its Affiliates to make, an offer of employment to him or her on the same employment terms and conditions as are applicable to similarly situated Transferred Employees, and the Buyer shall reimburse the Seller for the full amount of any short-term disability leave cash compensation paid by the Seller to such Person with respect to periods beginning with the Effective Date until the date that such Person accepts employment with the Buyer; each such Person who accepts employment with the Buyer shall also be deemed a "Transferred Employee" as of the date of such acceptance.

        10.2    Severance Benefits.    In the event that, during the 90 day period immediately following the Closing Date (the "Severance Period"), the employment with the Buyer of a Transferred Employee is terminated (a) by the Buyer "without cause" in accordance with the terms of the Buyer's written policies, as applicable; provided that, for the purposes of this Agreement, reductions in force and job elimination shall not constitute a "for cause" termination; or (b) other than as a result of such Transferred Employee's death, disability or voluntary retirement; such Transferred Employee will be entitled to receive from the Buyer the amount of severance pay as calculated under the Buyer's severance policy or plan as in effect on the date of this Agreement. No Transferred Employee will be required to relocate outside of such Transferred Employee's primary work area during the Severance Period.

        10.3    Vacation.    The Seller shall be solely responsible and liable for all 2003 unused vacation for all Transferred Employees as of the Closing Date and shall provide a cash payment of such amounts to such Transferred Employees as soon as practicable after the Closing. The Buyer shall be responsible for all 2004 vacation earned by all Transferred Employees on January 1, 2004 and shall provide a cash payment of such amounts to such Transferred Employees no later than February 28, 2004; provided, however, that the cash equivalent value of all such vacation with respect to the hourly Transferred Employees (the "Vacation Amount") shall not exceed $1,000,000. The Seller shall provide sufficient information about the 2004 vacation earned to enable the Buyer to make such cash payments. The Seller shall reimburse the Buyer for one-half of the Vacation Amount. The Buyer shall also be responsible for any vacation accruing after the Effective Time by any Transferred Employees.

        10.4    Salaries and Benefits.

          (a)   The Seller shall be responsible for the payment of all wages and other remuneration due to Affected Employees up until the Effective Time.

          (b)   The Seller shall be liable for any claims made by Affected Employees and their beneficiaries under the Seller's Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed made, in the case of a hospital, medical or dental benefits, when the services that are the subject of the charge are performed.

          (c)   Welfare benefit plan coverage of the Seller for Transferred Employees shall cease as of the Effective Time and the welfare benefit plan coverage under the Buyer's plans for Transferred Employees shall immediately commence. The Seller shall be solely responsible for any continuation coverage required by COBRA for those Affected Employees of the Seller who are not Transferred Employees. The Buyer shall waive all pre-existing conditions, limitations or exclusions and waiting periods for the Transferred Employees under all pension, employee welfare plans and fringe benefits programs of the Buyer, including, without limitation, vacation, bonus and other incentive programs, except as to the waiting periods pursuant to the Buyer's 401(k) plan. As of the Effective Time, the welfare benefit plans of the Buyer shall be responsible for all coverage on the basis of when the services that are the subject of a claim are performed.

          (d)   The Seller shall retain all assets in the pension and retirement funds of the Seller, and shall distribute pension and retirement benefits that the Transferred Employees shall become entitled to receive from the Seller in accordance with the applicable plan document and the Transferred Employees' elections, as applicable.

          (e)   Effective as of the Closing Date (or as to employees on short-term disability leave on the Closing Date, as of the date of employment by Buyer), the Buyer shall give past service credit to all the Transferred Employees for purposes of determining vesting, eligibility and benefit accruals under all the Buyer's employee benefit programs, including pension, severance, vacation, bonus, incentive compensation and employee welfare benefit plans of the Buyer equal to that which such Transferred Employees were credited with by the Seller as of the Closing Date for service with the Seller or any predecessor employee, but excluding benefit accruals for Buyer's defined pension plans.

          (f)    The Seller will retain all incentive savings plan (401(k) plan) benefits held in the name of the Transferred Employees, if any, unless otherwise directed by a Transferred Employee or unless distribution is otherwise allowed or mandated pursuant to the plan document. The Buyer shall cause to be accepted qualified direct and indirect rollovers from the Seller's incentive savings plan, provided that the Buyer obtains such information as is satisfactory to the Buyer to assure itself that the Seller's incentive savings plan satisfies the qualification requirements of section 401(a) of the Code. The Buyer shall cause to be accepted all loans to Transferred Employees that are associated with any such rollovers from the Seller's incentive savings plan.

        10.5    No Transfer of Assets.    Except as provided in Section 10.4(f) no pension or other employee benefit plan assets held by the Seller shall be transferred to the Buyer.

        10.6    Termination/WARN Act Notification.    With respect to events following the Closing, the Buyer shall be responsible for sending timely and appropriate notices to all Transferred Employees required under all applicable Laws relating to plant or facility closings or otherwise regulating the termination of employees. To the extent that any liability is incurred under any such Laws based on the Buyer's failure to comply with Section 10.1 or the Buyer's actions after the Closing, the Buyer will be solely and exclusively responsible for all obligations and liabilities incurred under such Laws relating to this transaction.

        10.7    Employee Records.    The Seller shall make available to the Buyer records which provide information regarding employees' names, Social Security numbers, dates of hire by the Seller, date of birth, number of hours worked each calendar year, attendance and salary histories for all Transferred Employees. The Seller shall not provide records pertaining to performance ratings and evaluations, disciplinary records and medical records.

        10.8    General Employment Provisions.

          (a)   The Seller and the Buyer shall give any notices required by Law and take whatever other actions with respect to the plans, programs and policies described in this Article X as may be necessary to carry out the agreements described in this Agreement.

          (b)   If any of the agreements described in this Article X are determined by any Governmental Authority to be prohibited by Law, the Seller and the Buyer shall modify those agreements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the Parties described in this Agreement in a manner not otherwise prohibited by Law.

        10.9    Seller Retiree Benefits.    Transferred Employees who have attained sufficient age and service credit as of the Closing Date to retire and begin receiving retiree medical benefits under the Cargill, Incorporated and Associated Companies Retiree Health Care Plan and pension benefits under the Cargill, Incorporated and Associated Companies Salaried Employees Pension Plan and the North Star Steel Monroe, Michigan Hourly Employee Pension Plan may elect to retire and if they so elect begin receiving pension benefits from the Cargill, Incorporated and Associated Companies Salaried Employees Pension Plan and the North Star Steel Monroe, Michigan Hourly Employee Pension Plan effective as of the Closing Date, shall be treated as retirees for purposes of Seller retiree welfare benefit programs and shall be eligible to receive retiree benefits from such plans in accordance with their terms (as such may be amended from time to time), even if such individual continues employment with the Buyer or an Affiliate of the Buyer following the Closing Date. On or prior to the Closing Date, the Seller shall take such action as may be necessary or appropriate to conform the applicable Seller Benefit Plans to the provisions of this Section 10.9.

ARTICLE 11

CLOSING

        11.1    Closing.    The Closing shall take place at the Seller's offices in Minneapolis, Minnesota, at 9:00 a.m. on December 31, 2003 or, if all of the closing conditions set forth in Articles VIII and IX have not been satisfied or waived as of such date, on the first date on which such conditions have been satisfied or properly waived (to the extent permitted by applicable Laws) pursuant to the terms of this Agreement. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Closing shall be effective as of the Effective Time.

        11.2    Deliveries by the Seller.    At the Closing, the Seller shall be responsible for one-half of the Vacation Amount as described in Section 10.3, which shall be treated as a setoff to the Purchase Price as part of the closing adjustments to be made pursuant to this Agreement. Also at or before the

Closing, the Seller shall deliver to the Buying Parties the following, each dated the Closing Date and duly executed by the Seller:

          (a)   The Conveyance Documents;

          (b)   The Trademark License Agreement;

          (c)   Possession of the Purchased Assets;

          (d)   Certificates of title for all vehicles included in the Purchased Assets, duly endorsed for transfer to the Buying Parties and any related documents necessary to effect the transfer of the vehicles;

          (e)   Other instruments of transfer reasonably requested by the Buying Parties to evidence the transfer of the Purchased Assets to the Buying Parties and consummation of the transactions described in this Agreement, including assignments with respect to any Transferred Intellectual Property to be registered, recorded or filed with any Governmental Authority, in a form suitable for registration, recordation or filing with such Governmental Authority, in each case duly executed by the Seller;

          (f)    A certificate, dated the Closing Date, of an appropriate officer of the Seller certifying as to the compliance by the Seller with Sections 8.1 and 8.2;

          (g)   A certificate of the Secretary of the Seller certifying resolutions of the board of directors of the Seller (or the executive committee of its board of directors) approving and authorizing the execution, delivery and performance by it of this Agreement by the Seller and the Ancillary Agreements to which the Seller is a party and the consummation by the Seller of the transactions described in this Agreement and the Ancillary Agreements (together with an incumbency and signature certificate regarding the officer signing on behalf of the Seller);

          (h)   The Consents identified on Schedule 4.3, each of which shall be in form and substance reasonably satisfactory to the Buying Parties;

          (i)    The documentation related to any unassignable Permits and Material Contracts described in Section 2.2, if applicable;

          (j)    A certificate, in the form prescribed by Treasury regulations under section 1445 of the Code, that the Seller is not a foreign Person within the meaning of section 1445 of the Code;

          (k)   The title insurance policy described in Section 7.3(a);

          (l)    The Escrow Agreement;

          (m)  The Licensed Intellectual Property Agreement;

          (n)   The Transition Services Agreement; and

          (o)   Such other documents and instruments as may be reasonably required to consummate the transactions described in this Agreement and the Ancillary Agreements.

        11.3    Deliveries by the Buying Parties.    At the Closing, the Buying Parties shall make the payments described in Section 3.1 and shall deliver to the Seller the following, each dated the Closing Date and duly executed by the Buying parties:

          (a)   The Assignment and Assumption Agreement;

          (b)   The Trademark License Agreement;

          (c)   A certificate, dated the Closing Date, of an appropriate officer of each of the Buying Parties, certifying as to compliance by the Buyer with Sections 9.1 and 9.2;

          (d)   A certificate of the Secretary of each of the Buying Parties certifying resolutions of its boards of directors approving and authorizing the execution delivery and performance of this Agreement by it and the Ancillary Agreements to which it is a party and the consummation by it of the transactions described in this Agreement (together with an incumbency and signature certificate regarding the officer signing on behalf of each of the Buying Parties);

          (e)   The Consents identified on Schedule 4.3, each of which shall be in form and substance reasonably satisfactory to the Seller;

          (f)    The Escrow Agreement;

          (g)   The Licensed Intellectual Property Agreement;

          (h)   The Transition Services Agreement; and

          (i)    Such other documents and instruments as may be reasonably required to consummate the transactions described in this Agreement and the Ancillary Agreements.

        11.4    Passage of Title and Risk of Loss.    Legal title, equitable title, and risk of loss in respect of the Purchased Assets will pass to the Buyer at the Closing, which transfer, once it has occurred, will be deemed effective for tax, accounting, and other computational purposes as of the Effective Time.

ARTICLE 12

TERMINATION

        12.1    Termination.    This Agreement may be terminated at any time on or prior to the Closing:

          (a)   By the mutual written agreement of the Seller and the Buyer;

          (b)   By the Seller or the Buying Parties if the Closing shall not have taken place on or before January 30, 2004; provided, however, that the terminating party shall not have failed to fulfill any obligation under this Agreement or be in breach of any representation, warranty or covenant under this Agreement, which failure or breach was the cause of or resulted in the failure of the Closing to occur on or before such date;

          (c)   By the Seller or the Buying Parties, if any court of competent jurisdiction or other Governmental Authority shall have issued a final and non-appealable order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions described in this Agreement; or

          (d)   By the Seller or the Buying Parties, if prior to the Closing Date, the other Party is in default or breach in any material respect of any representation, warranty, covenant or agreement contained in this Agreement, and such default or breach shall not be cured within 15 Business Days after the date on which notice of such breach is delivered by the Party claiming such default or breach to the Party in default or breach.

        In the event of any termination pursuant to this Section 12.1 (other than pursuant to clause (a)), written notice setting forth the reasons for the termination shall promptly be given by the terminating Party to the other Party.

        12.2    Effect of Termination.    If this Agreement is terminated pursuant to Section 12.1, all obligations of the parties under this Agreement shall terminate, except for the obligations set forth in Articles XIII, XIV and XV and Section 7.7, which shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE 13

INDEMNIFICATION

        13.1    Survival; Remedy for Breach.

          (a)   The representations and warranties contained in this Agreement shall survive, for limitation purposes only, until the second-year anniversary of the Closing Date at which time they shall expire; provided, however, that:

              (i)  The representations and warranties contained in Section 4.15 (including any provision incorporated therein) shall, to the extent that they relate to Air Compliance Matters, survive until the fourth-year anniversary of the Closing Date;

             (ii)  The representations and warranties contained in Section 4.15 (including any provision incorporated therein) shall, to the extent that they relate to environmental matters other than Air Compliance Matters, survive until the third-year anniversary of the Closing Date; and

            (iii)  The representations and warranties contained in Section 4.8, 4.12 and 4.13 shall survive until the expiration of the applicable statute of limitations.

          No claim regarding a breach of a representation or warranty contained in this Agreement shall be made after the expiration of the stated period of survival.

          (b)   The covenants contained in this Agreement shall survive until the second-year anniversary of the Closing Date unless the Agreement clearly specifies a longer duration. No claim regarding a breach of covenant contained in this Agreement shall be made after the expiration of the stated period of survival.

          (c)   The indemnity obligations contained in Section 13.2(a) shall survive until the second-year anniversary of the Closing Date at which time all indemnity obligations of the Seller shall expire; provided, however, that:

              (i)  The indemnity obligations contained in Sections 13.2(a)(i) and 13.2(a)(ii) shall survive so long as each underlying representation, warranty or covenant shall survive;

             (ii)  The indemnity obligations contained in Section 13.2(a)(iv) shall survive until the third-year anniversary of the Closing Date;

            (iii)  The indemnity obligations contained in Section 13.2(a)(vi) shall survive until the third-year anniversary of the Closing Date; except for Air Compliance Matters which shall survive until the fourth-year anniversary of the Closing Date; and

            (iv)  The indemnity obligations contained in Section 13.2(a)(viii) shall survive until the tenth-year anniversary of the Closing Date.

  provided further, that any claim asserted in writing within the period of survival shall be timely made for purposes of this Agreement. No claim for indemnity shall be made after the expiration of the applicable survival period.

        13.2    Indemnification by the Seller.

          (a)   Subject to Sections 13.1, 13.2(b) and 13.2(c), the Seller agrees to indemnify, defend and hold harmless the Buyer, its Affiliates and their respective stockholders, officers, directors, employees, agents, representatives, successors and assigns (the "Buyer Group") from and against any and all Losses incurred or suffered by any of them arising out of or relating to any of the following:

              (i)  A breach of any representation or warranty made by the Seller in this Agreement or the Ancillary Agreements (other than any representation or warranty in Section 4.15 (including any provision incorporated therein) as to Existing Contamination);

             (ii)  Any breach of or failure by the Seller to perform any covenant or obligation set forth in this Agreement or the Ancillary Agreements;

            (iii)  The Seller's failure to comply with any applicable Law relating to bulk transfers or bulk sales;

            (iv)  The manufacture and sale of products prior to the Effective Time which give rise to Products Liability, and all costs incurred by the Buyer in connection with its obligations under Section 2.4(c) and 7.13, to the extent those costs exceed $935,000 in each of the first two years after the Closing Date;

             (v)  The ownership or operation of the Excluded Assets, and the ownership or the operation of the Excluded Businesses;

            (vi)  Any Scheduled Environmental Compliance Matters (other than any Scheduled Environmental Compliance Matter with respect to Existing Contamination Obligations);

           (vii)  Any Excluded Obligations (other than Existing Contamination Obligations);

          (viii)  Any Third Party Claim to the extent arising from Existing Contamination Obligations for which the Buyer has not received in accordance with Section 7.12 a BEA Affirmation that provides an exemption from liability, including (a) personal injury claims, (b) claims under any federal Environmental Law, (c) claims relating to the Seller's Type III landfill and any closure obligation in connection therewith, (d) claims arising from the Seller's failure or alleged failure to comply with the requirements of MCL 324.20107a, (e) claims relating to any Hazardous Substance found in slag produced by the electric arc furnace method of steelmaking; and (f) claims relating to any Hazardous Substance alleged to be at or from a portion of the Owned Real Property addressed in the BEA by a stipulation under Michigan Administrative Code R. 299.5909(2)(b)(ii); and

            (ix)  The operation of the Business by the Seller or the ownership of the Purchased Assets by the Seller before the Effective Time, other than (a) Environmental Losses and (b) Losses to the extent they are (A) based on specific matters identified on any schedules to this Agreement, (B) the subject of a representation, warranty, covenant or obligation made by the Seller in this Agreement or any Ancillary Agreement or (C) based on the matters described in Sections 13.2(a)(iii) through 13.2(a)(viii).

  It is acknowledged that the Seller shall have no obligation under this Section 13.2(a) to the extent any claim (i) arises from or relates to a release or threatened release of a Hazardous Substance that first occurred after the Closing Date, (ii) is attributable to the operation (including any acts or omissions) of the Business by the Buyer or the use and operation (including any acts or omissions) of the Purchased Assets by the Buyer after the Closing Date, (iii) arises out of changes in Laws after the Closing Date, Laws issued or enacted after the Closing Date, or requirements of existing Laws that become effective or applicable after the Closing Date, or (iv) is for the removal, abatement, maintenance or management of any asbestos-containing building material at the Owned Real Property. It is further acknowledged that in the event the Buyer does not receive any BEA Affirmation in accordance with Section 7.12 (whether by any withdrawal of the BEA Petition or otherwise) then the Seller's obligations under Section 13.2(a)(viii) shall include any and all Third Party Claims to the extent arising from Existing Contamination Obligations.

          (b)   The obligations of the Seller to provide indemnification pursuant to Section 13.2(a) shall be limited as follows: the Seller shall not be liable with respect to (i) the Product Warranty Obligations described in Section 7.13, it being understood that the Buyer's sole remedy against the Seller for such Product Warranty Obligations shall be limited by the rights and obligations of the Parties set forth in Sections 2.4(c) and 7.13, to the extent the Buyer's costs for complying with Section 7.13 do not exceed $935,000 in either of the first two years after the Closing Date; or (ii) any matter referred to in Section 13.2(a) unless the Losses thereunder exceed an aggregate deductible of $3,000,000 (the "Seller's Basket") in which event the Selling Party shall be liable for all claims under Section 13.2(a) to the extent such Losses exceed the Seller's Basket; provided, however, that the Seller's Basket shall not apply to any Losses based on Product Liability, Air Compliance Matters, the claims described in Section 13.2(a)(viii) or the Excluded Obligations, in which cases the obligations of the Seller to provide indemnification pursuant to Section 13.2(a) shall be subject only to the Seller's Maximum Indemnity Amount. The Seller's combined aggregate liability for all Losses shall in no event exceed an amount equal to $33,000,000 (the "Seller's Maximum Indemnity Amount").

          (c)   The amount for which the Seller shall be liable with respect to any Loss pursuant to Section 13.2(a) shall be reduced to the extent that the Buyer or any other member of the Buyer Group shall have realized any net proceeds recovered from Third Parties (other than Buyer Group insurers) with respect to the Loss. If the Buyer or any other Person entitled to indemnity under Section 13.2(a) shall have received or shall have had paid on its behalf an indemnity payment with respect to a Loss and shall subsequently receive, directly or indirectly, any proceeds, then the Buyer shall promptly pay to the Seller the net amount of those proceeds or, if less, the amount of the indemnity payment. The Buyer shall have no obligation to take any action to file claims under applicable policies to recover insurance proceeds that may be due to the Buyer or any other Person in order to mitigate the Seller's obligations under this Agreement.

          (d)   For purposes of determining whether any condition or event constitutes a breach of any Seller environmental representation or warranty under Section 4.15 for which indemnification is to be provided under this Section 13.2, and whether Losses arising out of such breach exceed Seller's Basket, any qualifier in said representation or warranty as to knowledge or materiality shall be disregarded.

          (e)   For purposes of Section 13.2(a)(viii), a Third Party Claim alleging any release of a Hazardous Substance at or from the Owned Real Property shall be presumed to arise out of Existing Contamination unless, and only to the extent that, the Seller establishes by a preponderance of the evidence that such Hazardous Substance is the result of the Buyer's or the Buyer's Group's steelmaking operations at the Owned Real Property or other use of the Owned Real Property after the Closing Date.

          (f)    The Buying Parties shall use their commercially reasonable efforts to mitigate any direct fixed overhead costs (including labor costs) associated with any facility shut-down for which indemnification is sought under this Section 13.2.

        13.3    Indemnification by the Buyer.

          (a)   Subject to Sections 13.1, 13.3(b) and 13.3(c), each of the Buying Parties shall, on a joint and several basis, indemnify, defend and hold harmless the Seller, its Affiliates and its respective stockholders, officers, directors, employees, agents, representatives, successors and assigns (the "Seller Group"), from and against any and all Losses incurred or suffered by them arising out of any of the following:

              (i)  Any breach of any representation or warranty made by the Buying Parties in this Agreement or the Ancillary Agreements;

             (ii)  Any breach of or failure by the Buying Parties to perform any covenant or obligation set forth in this Agreement or the Ancillary Agreements; and

            (iii)  Any of the Assumed Obligations (to the extent a member of the Buyer's Group is not entitled to indemnification under Section 13.2).

          (b)   The Buying Parties shall not be liable with respect to any matter referred to in Section 13.3(a) unless the Losses thereunder exceed an aggregate deductible of $3,000,000 (the "Buyer's Basket") in which event the Buying Parties shall be liable for all claims under Section 13.3(a) to the extent such Losses exceed the Buyer's Basket; provided, however, that the Buying Parties' combined aggregate liability for Losses that exceed the Buyer's Basket shall in no event exceed an amount equal to $33,000,000 (the "Buyer's Maximum Indemnity Amount').

          (c)   The amount for which the Buyer shall be liable with respect to any Loss pursuant to Section 13.3(a) shall be reduced to the extent that the Seller or any other member of the Seller Group shall have realized any net proceeds recovered from Third Parties (other than Seller Group insurers) with respect to the Loss. If the Seller or any other Person entitled to indemnity under Section 13.3(a) shall have received or shall have had paid on its behalf an indemnity payment with respect to a Loss and shall subsequently receive, directly or indirectly, any proceeds, then the Seller shall promptly pay to the Buyer the net amount of any proceeds or, if less, the amount of the indemnity payment. The Seller shall have no obligation to take any action to file claims under applicable policies to recover insurance proceeds that may be due to the Seller or any other Person in order to mitigate the Buying Parties' obligations hereunder.

        13.4    Claims.    As soon as is reasonably practicable after becoming aware of a Third Party Claim with respect to which indemnity may be claimed pursuant to the terms of this Agreement, the Indemnified Person shall promptly give notice to the Indemnifying Person of the claim or the commencement of the Third Party Claim and a good faith estimate of the amount the Indemnified Person will be entitled to receive under this Agreement from the Indemnifying Person; provided, however, that the failure of the Indemnified Person to give notice shall not relieve the Indemnifying Person of its obligations under this Article XIII except to the extent (if any) that the Indemnifying Person shall have been actually prejudiced by that failure. A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the Indemnifying Person without the need to comply with Sections 13.5 through 13.7.

        13.5    Assumption of Defense.    The Indemnifying Person may, at its own expense participate in the defense of any Third Party Claim and upon written acknowledgement to the Indemnified Person that the Indemnified Person is entitled to indemnification pursuant to Section 13.2 or 13.3, as applicable, for all Losses arising out of the Third Party Claim, at any time during the course of any Third Party Claim assume the defense of the Third Party Claim; provided, however, that (a) the Indemnifying Person's counsel is reasonably satisfactory to the Indemnified Person; (b) after assuming the defense, the Indemnifying Person shall consult with and update the Indemnified Person upon the Indemnified Person's reasonable request for consultation or update from time to time with respect to the Third Party; and (c) the Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief or does not, in the good faith judgment of the Indemnified Person, involve a conflict of interest. If the Indemnifying Person assumes the defense, the Indemnified Person shall have the right (but not the obligation) to participate in the defense and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person; provided, however, that if (i) the Indemnified Party determines that a conflict of interest exists or (ii) the Indemnifying Party fails to actively and diligently conduct the defense of a Third Party Claim, then in either event, the Indemnified Person may hire separate counsel, at the Indemnifying Person's expense. Whether or not the Indemnifying Person chooses to defend or prosecute any Third Party Claim, all of the Parties shall reasonably cooperate in the defense or prosecution of the Claim.

        13.6    Settlement or Compromise.    Any settlement or compromise made or caused to be made by the Indemnified Person or the Indemnifying Person, as the case may be, of a Third Party Claim shall also be binding on the Indemnifying Person or the Indemnified Person, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of the settlement or compromise; provided, however, that (a) subject to Section 13.7, no obligation, restriction, course of conduct or Loss shall be imposed on the Indemnified Person or the Business, as the case may be, as a result of the settlement or compromise without the prior written consent of such Indemnified Person; and (b) the Indemnifying Person shall not enter into any settlement or compromise without obtaining a duly executed unconditional release of the Indemnified Person from all liability in respect of the Third Party Claim. The Indemnified Person or the Indemnifying Person, as the case may be, shall give the other Person at least 10 days' prior written notice of any proposed settlement or compromise of any Third Party Claim it is defending, during which time the other Person may reject the proposed settlement or compromise. If the Indemnified Person is the rejecting party, it shall be obligated to assume the defense of, and full and complete liability and responsibility for, the Third Party Claim and any and all Losses in connection with it in excess of the amount of Losses which the Indemnified Person would have incurred under the proposed settlement or compromise. If the Indemnifying Person is the rejecting party, the Indemnifying Person shall be obligated to assume the defense of, and full and complete liability for, the Third Party Claim and any and all Losses in connection with it.

        13.7    Failure of Indemnifying Person to Act.    If the Indemnifying Person does not elect to assume the defense of any Third Party Claim, then (a) the Indemnified Person shall (upon further notice to the Indemnifying Person) have the right to undertake the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the Indemnifying Party's election to assume the defense of such Third Party Claim at any time prior to settlement, compromise or final determination of the Claim; and (b) any failure of the Indemnified Person to defend or to participate in the defense of a Third Party Claim or to cause the same to be done, shall not relieve the Indemnifying Person of its obligations under this Agreement.

        13.8    Direct Claims.    The Indemnifying Person will have a period of 30 calendar days within which to respond in writing to any claim made in writing by an Indemnified Person on account of any Loss that does not result from a Third Party Claim (a "Direct Claim"). If the Indemnifying Person does not so respond within that 30 day period, the Indemnifying Person will be deemed to have rejected the Direct Claim, in which event the Indemnified Person will be entitled to pursue such remedies as may be available to the Indemnified Person.

        13.9    Exclusive Remedy.    Except as provided in Section 15.16, or otherwise expressly provided by the Ancillary Agreements or any other agreement with any Affiliate of the Seller expressly referring to this Agreement, the rights and remedies set forth in this Article XIII shall, from and after the Closing constitute the sole and exclusive rights and remedies of (a) any member of the Seller Group against a Buying Party; and (b) any member of the Buyer's Group against the Seller, in each case with respect to the Purchased Assets, the Assumed Obligations, the Excluded Assets, the Excluded Obligations, the Existing Contamination Obligations, the Business, this Agreement or the Ancillary Agreements. Each member of the Seller Group, on the one hand, and each member of the Buyer Group, on the other hand, hereby waives, releases and agrees not to assert any other right, whether arising by statute, common law, equity or otherwise, including contribution or cost recovery claims under Environmental Laws, against any member of the other group, in connection with or otherwise relating to the Purchased Assets, the Assumed Obligations, the Excluded Obligations, the Existing Contamination Obligations, the Business, this Agreement or the Ancillary Agreements.

        13.10    Procedures and Limitations with respect to the Seller's Environmental Indemnification.    Notwithstanding anything in this Agreement to the contrary, the Seller's obligation to indemnify and defend the Buyer Group pursuant to Section 13.2(a) with respect to any Loss in excess of the Seller's

Basket but less than the Seller's Maximum Indemnity Amount that arises out of or relates to Section 13.2(a)(i) as it pertains to breach under Section 4.15 (including any provision incorporated therein), 13.2(a)(vi) or 13.2(a)(viii) ("collectively, Environmental Losses") is subject to the following terms, limitations and conditions:

          (a)   The Seller's indemnification obligation to the Buyer Group with respect to environmental response, remedy, or corrective action selected and implemented by the Seller or the Buyer that constitutes Environmental Losses under this Agreement shall be limited to compliance with the minimum standards and requirements of applicable Environmental Laws in effect as of the Closing Date (including engineering controls or institutional controls) (the "Standard").

          (b)   Environmental Losses that are the subject of Third Party Claims shall be subject to the Claims and Assumption of Defense provisions in Sections 13.4, 13.5, 13.6 and 13.7 of this Article XIII with the following modifications: If the Seller, after providing written acknowledgement to the Buyer that the Buyer Group is entitled to indemnification pursuant to Section 13.2 for all Environmental Losses arising out of the Third Party Claim, assumes the defense of the Third Party Claim pursuant to Section 13.5, the Seller shall have the right to control, direct, defend, and implement any environmental response, remedy, or corrective action required under or pursuant to Environmental Laws for which the Seller acknowledges that it has an indemnification obligation under this Agreement. This right shall include the selection of consultants (in addition to counsel) reasonably satisfactory to the Buyer Group. In exercising the right to control, direct, defend, and implement any environmental response, remedy, or corrective action, the Seller shall not unreasonably interfere with the Buyer's operation of the Business and the Buyer shall cooperate with the Seller in providing reasonable access to its employees, the Owned Real Property and any applicable books and records of the Business to enable the Seller to carry out its indemnification obligations which are the subject of the Third Party Claim. The Seller may exercise the right to control, direct, defend, and implement any environmental response, remedy, or corrective action notwithstanding the limitation in Section 13.5(c) regarding injunctions or equitable relief; provided however, that settlement of an environmental matter that includes injunctive or equitable relief affecting the operation of the Business by the Buyer Group shall be subject to the express written consent of the Buyer, which consent shall not be unreasonably withheld.

          (c)   In the event the Seller fails to assume the defense of a Third Party Claim for Environmental Loss pursuant to Section 13.5, or the Buyer has a Direct Claim for Environmental Loss pursuant to Section 13.8 which the Seller rejects, the Buyer Group shall have the right to control, direct, defend and implement the related environmental response, remedy, or corrective action required under or pursuant to Environmental Laws; provided however, that prior to agreeing upon or implementing such a response, remedy or corrective action, the Buyer shall submit to the Seller a written statement setting forth the proposed response, remedy or corrective action, the scope of the proposed work, an explanation as to why the proposal meets the Standard, and the expected cost thereof (hereinafter referred to as the Scope of Work or ("SOW"); provided, however, that the Buyer Group may begin any environmental response, remedy, or corrective action necessary to address an imminent and substantial endangerment to human health or the environment or as directed by a Governmental Authority without first submitting the SOW to the Seller, in which case the Buyer Group shall provide the SOW to the Seller as soon thereafter as practicable.

          (d)   In the event that the Seller asserts that the SOW as provided for in subsection (c) hereof does not satisfy the Standard, the Seller shall notify the Buyer Group in writing as to why the proposal does not meet the Standard within 30 days of receipt of the SOW. Upon delivery of a notice of dispute, the Parties shall attempt to resolve the dispute through informal discussions lasting no longer than fourteen (14) days. If the Seller does not accept the Buyer Group's position with respect to the SOW at the end of the fourteen (14)-day period, the Seller shall send written notice to the Buyer Group within seven (7) days thereof that sets forth in detail the nature of any remaining objection and invoking the Mutual Dispute Resolution provisions of Article XIV. Failure to give timely notice shall be deemed acceptance of Buyer's position.

          (e)   The provisions of Article XIV shall apply to any dispute regarding the SOW except that in lieu of any judicial remedies, the Parties shall submit the matter to arbitration. The sole issue to be submitted to arbitration shall be whether the SOW satisfies the Standard. The Party invoking arbitration shall do so by serving notice on the other Party within ten (10) days following the failure of the Chief Executive Officers to resolve the dispute. The dispute shall be resolved by an independent arbitrator selected by the Parties who has substantive expertise in the area of dispute with no prior involvement with the Business or economic interest in the outcome of the dispute ("Arbitrator"). If the Parties are unable to agree on an Arbitrator within ten (10) days following the notice date, each Party shall nominate its own expert who together shall select the Arbitrator within seven (7) days.

          (f)    Within fourteen (14) days of the selection of the Arbitrator the Parties shall submit any written materials they desire the Arbitrator to consider (the "Initial Submittals"). The Parties shall not engage in formal discovery but shall provide each other with such non-privileged information in its possession reasonably required to determine whether the SOW satisfies the Standard. Within forty-five (45) days of the selection of the Arbitrator, the Parties shall meet jointly with the Arbitrator, at which time each may present any documentation to rebut the positions of the other Party's Initial Submittal (the "Rebuttal Submittals"). Neither party may present witnesses at that meeting but may be accompanied by experts to answer any questions posed by the Arbitrator in the Arbitrator's discretion. The decision of the Arbitrator shall be based on the Initial Submittals, the Rebuttal Submittals, and the joint meeting of the Parties without regard to the legal rules of evidence. The time and location of the meeting shall be determined by the Arbitrator but shall be reasonably convenient to the Parties and shall not cause one Party to incur a disproportionate amount of travel or other costs. Within thirty (30) days of the joint meeting, the Arbitrator shall provide the Parties with a written decision specifying whether the SOW satisfies the Standard, and if not, specifying any measures appropriate to bring the SOW into conformance with that Standard. This agreement to arbitrate shall be specifically enforceable and the determination of the Arbitrator shall be final.

          (g)   In no event shall any determination of a Governmental Authority be subject to arbitration hereunder.

          (h)   Each Party shall bear its own fees and expenses in any arbitration proceedings pursuant to this Section 13.10. The costs and fees of the Arbitrator shall be shared equally by the Parties.

          (i)    If any Governmental Authority notifies the Buyer that any environmental response, remedy or corrective action selected pursuant to this Section 13.10 does not actually attain compliance with the minimum standards and requirements of applicable Environmental Laws, then the indemnification provisions contained in Section 13.2 shall apply to such compliance matters and the Buying Parties may make a new claim under, and subject to the limitations contained in, such provisions.

ARTICLE 14

DISPUTE RESOLUTION

        14.1    Mutual Dispute Resolution.    Except as provided for in Section 3.2 (regarding Working Capital adjustments to the Purchase Price) or in Section 13.10(f) (regarding the SOW in connection with environmental response actions), any dispute or difference arising subsequent to the Closing Date, out of or in connection with this Agreement or the formation of this Agreement (including any contested claim for indemnification pursuant to Article XIII), shall be first submitted for resolution pursuant to the following procedure. First, a senior executive officer for each Party will meet in person to resolve the dispute within ten (10) days after written notice of such dispute is provided by a Party to the other Parties. If the executive officers are unable to resolve the dispute within five (5) days after their meeting, the Chief Executive Officers of each Party shall promptly attempt to resolve the dispute. If the Chief Executive Officers are unable to resolve the dispute within thirty (30) days following the original notice of the claim or dispute, then any Party may seek any remedy available under Law, including bringing an action for relief in any court having appropriate jurisdiction.

ARTICLE 15

MISCELLANEOUS

        15.1    Disclosure Schedules.    The inclusion of any matter on any schedule to this Agreement shall not constitute an admission by the Seller that the matter is material or would reasonably be expected to have a Material Adverse Effect. Any matters disclosed by the Seller to the Buyer pursuant to any section of this Agreement shall be deemed to be disclosed with respect to all sections of this Agreement. The schedules to this Agreement are being delivered to the Parties separate from this Agreement, and are incorporated in this Agreement by reference.

        15.2    Expenses.    Except as otherwise provided in this Agreement, each Party hereto shall bear its own expenses with respect to the transactions described in this Agreement.

        15.3    Amendment.    This Agreement may be amended, modified or supplemented only by a writing signed by the Parties.

        15.4    Interpretation.    The headings preceding the text of articles and sections included in this Agreement and the headings to schedules and exhibits attached to this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The terms as set forth in this Agreement have been arrived at after mutual negotiation with the advice of counsel representing all Parties and, therefore, it is the intention of the Parties that its terms may not be construed against any of the Parties by reason of the fact that it was prepared by one of the Parties. Unless the context otherwise requires, (a) the gender (or lack of gender) of all pronouns used in this Agreement includes the masculine, feminine and neuter; (b) references to articles, sections, exhibits and schedules refer to articles and sections of, or exhibits and schedules to this Agreement; and (c) "including" means "including without limitation".

        15.5    Notices.    Any notice, request, instruction or other document to be given under this Agreement by a Party shall be in writing and shall be deemed to have been given (a) when received if given in person or by courier or a courier service; (b) on the date of transmission if sent by telex, facsimile or other wire transmission (receipt confirmed); or (c) 5 Business Days after being deposited in the mail, certified or registered, postage prepaid:

  If to the Seller, addressed as follows:

    North Star Steel Company
    7650 Edinborough Way, Suite 600
    Edina, Minnesota 55435
    Attention: President
    Telephone No.: (952) 367-3000
    Facsimile No.: (952) 367-3082

  With a copy to:

    General Counsel
    Cargill Law Department
    P.O. Box 5624
    Minneapolis, Minnesota 55440-5624
    15615 McGinty Road West
    Wayzata, Minnesota 55391-2399
    Telephone No.: (952) 742-6372
    Facsimile No.: (952) 742-4671

  If to a Buying Party, addressed as follows:

    Quanex Corporation
    1900 West Loop South, Suite 1500
    Houston, Texas 77027
    Telephone No.: 713 961-4600
    Facsimile No.: 713 877-5333
    Attention: Mr. Terry M. Murphy

  With a copy to:

    Ms. Harva R. Dockery
    Fulbright & Jaworski, L.L.P.
    1301 McKinney Street, Suite 1500
    Houston, TX 77010-3095
    Telephone No.: 713 651-5196
    Facsimile No.: 713 651-5246

or to such other individual or address or facsimile number as a Party hereto may designate for itself by notice given as herein provided.

        15.6    Waivers.    The failure of a Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right at a later time to enforce the same provision. No waiver by a Party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

        15.7    Successors and Assigns.    This Agreement shall be binding on and shall inure to the benefit of the Parties and their respective permitted successors and assigns; provided, however, that neither this Agreement, nor any Ancillary Agreements (except as may be expressly provided otherwise in any Ancillary Agreement) nor any right or obligation under this Agreement or any Ancillary Agreement may be assigned by any Party hereto other than to an Affiliate of that Party without the prior written consent of the other Parties; provided further, that no such assignment shall relieve a Party from its obligations under this Agreement or any Ancillary Agreement.

        15.8    No Third Party Beneficiaries.    Except as otherwise expressly provided in Article XIII, this Agreement is solely for the benefit of the Parties and no provision of this Agreement shall be deemed to confer upon any other Person any remedy, claim, liability, reimbursement, cause of action or other right, including the rights of any Affected Employee.

        15.9    Severability and Reform.    If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected by that holding, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

        15.10    Entire Understanding.    This Agreement, and the Ancillary Agreements and the Confidentiality Agreement (including schedules and exhibits to any of the foregoing), set forth the entire agreement and understanding of the Parties with respect to the transactions described in this Agreement and the Ancillary Agreements and supersede any and all prior agreements, arrangements and understandings among such parties relating to the subject matter of this Agreement.

        15.11    Applicable Law.    This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of law.

        15.12    Submission to Jurisdiction.

          (a)   Each Party irrevocably agrees that the courts of the State of Delaware or the United States of America for the District of Delaware shall have exclusive jurisdiction to settle any claims, differences or disputes which may arise out of or in connection with this Agreement.

          (b)   Each Party hereto irrevocably waives any objection it may now or hereafter have to the laying of the venue of any proceedings in any court referred to in Section 15.12(a) and any claim that any proceedings brought in any such court have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any proceedings brought in a court of the State of Delaware or of the United States of America for the District of Delaware shall be conclusive and binding on the Parties and may be enforced in the courts of any other jurisdiction.

        15.13    Waiver of Jury Trial.    The Parties waive any right to trial by jury in any proceeding arising out of or relating to this Agreement or any Ancillary Agreement, whether now existing or hereafter arising, and whether grounded in contract, tort, strict liability or otherwise. The Parties agree that any of them may file a copy of this Section 15.13 with any court as written evidence of the knowing, voluntary and bargained for agreement among the parties irrevocably to waive trial by jury and that any proceeding whatsoever between or among them relating to this Agreement or any of the transactions described in this Agreement shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury.

        15.14    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same original instrument.

        15.15    Specific Performance.    The Parties recognize that if the Seller refuses to perform under the provisions of this Agreement, monetary damages alone will not be adequate to compensate the Buyer for its injuries. The Buyer shall therefore be entitled, in addition to any other remedies that may be available, to obtain specific performance of the terms of this Agreement.

        IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement on the date first above written.

SELLER:
NORTH STAR STEEL COMPANY
By:

Name:

Title:

BUYING PARTIES:
MACSTEEL MONROE, INC.
By:

Name:

Title:

QUANEX CORPORATION
By:

Name:

Title:

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement (the "Agreement") is entered into and made effective as of the            day of                        , 2003 (the "Effective Date") by and between North Star Steel Company, a Minnesota corporation ("Assignor"), and Quanex Two, Inc., a Delaware corporation ("Assignee").

        WHEREAS, Assignor, Assignee and Quanex Corporation, a Delaware corporation, are parties to that certain Asset Purchase and Sale Agreement dated September 30, 2003 (the "Sale Agreement"), pursuant to which Assignor agreed to transfer to the Assignee and the Assignee agreed to assume all the Assumed Obligations;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

  1.
  Capitalized Terms.    Capitalized terms used but not defined herein shall have the meaning for such terms that are set forth in the Sale Agreement.

  2.
  Assignment and Assumption.    Assignor hereby sells, assigns, conveys, transfers and delivers (collectively the "Assignment") to Assignee each of the Assumed Obligations and Assignee hereby assumes and agrees to discharge, pursuant to the terms of the Sale Agreement, each of the Assumed Obligations.

  3.
  Terms of the Sale Agreement.    This Agreement is entered into pursuant to the Agreement and is subject to the terms of the Sale Agreement. In the event of any conflict or inconsistency between the terms of the Sale Agreement and the terms hereof, the terms of the Sale Agreement shall govern.

        IN WITNESS WHEREOF, Assignor and Assignee executed this Agreement as of the date first above written.

NORTH STAR STEEL COMPANY	QUANEX TWO, INC.

By:	By:

Name:	Name:

Its:	Its:

EXHIBIT B

BILL OF SALE

        THIS BILL OF SALE is made as of                        , 2003, by and between NORTH STAR STEEL COMPANY, a Minnesota corporation, whose address is 7650 Edinborough Way, Suite 600, Edina, Minnesota 55345 ("Seller"), and QUANEX TWO, INC., a Delaware corporation, whose address is 1900 West Loop South, Suite 1500, Houston, Texas 77027 ("Buyer"). This Bill of Sale is made pursuant to and in accordance with the Asset Purchase and Sale Agreement between Buyer, Seller and Quanex Corporation, a Delaware corporation, dated as of September 30, 2003 (the "Agreement"). All capitalized terms used herein without definition have the respective meanings given to them in the Agreement.

        FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Seller, Seller has granted, bargained, sold, transferred, assigned and delivered and by these presents does hereby grant, bargain, sell, transfer, assign and deliver to Buyer and its successors and assigns the Purchased Assets, free and clear of all Encumbrances, other than those Encumbrances described in Schedule 4.6(a) to the Agreement, TO HAVE AND TO HOLD the Purchased Assets unto Buyer, its successors and assigns forever.

        This Bill of Sale is entered into pursuant to the Agreement and is subject to the terms of the Agreement. In the event of any conflict between the provisions and warranties contained herein and the provisions and warranties contained in the Agreement, the provisions and warranties set forth in the Agreement shall govern and control.

        IN WITNESS WHEREOF, Seller has hereunto set its hand as of the date first set forth above.

NORTH STAR STEEL COMPANY

By:

Print name:

Title:

QUANEX TWO, INC.

By:

Print name:

Title:

EXHIBIT C

ESCROW AGREEMENT

        This Escrow Agreement (the "Agreement"), dated as of December    , 2003, among Quanex corporation, a Delaware corporation ("Quanex"), MACSTEEL Monroe, Inc., a Delaware corporation and wholly owned subsidiary of Quanex (the "Buyer"), North Star Steel Company, a Minnesota corporation (the "Seller"), and Wells Fargo Bank, National Association. (the "Escrow Agent");

W I T N E S S E T H:

        WHEREAS, Quanex, the Buyer and the Seller have entered into an Amended and Restated Asset Purchase Agreement dated December 22, 2003 (the "Asset Purchase Agreement"), pursuant to which the Buyer is purchasing certain assets of the Seller;

        WHEREAS, the Asset Purchase Agreement provides that the Buyer will pay $2,000,000 of the Purchase Price, as that term is defined in the Asset Purchase Agreement, into an escrow account pursuant to the terms of this Agreement;

        WHEREAS, Quanex, the Buyer and the Seller wish to enter into this Agreement pursuant to the Asset Purchase Agreement; and

        WHEREAS, Quanex, the Buyer and the Seller have requested the Escrow Agent to act as the escrow agent under this Agreement, and the Escrow Agent has agreed to do so.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, Quanex, the Buyer and the Seller agree as follows:

        1.    Effective Time.    This Agreement shall be effective as of the Effective Time.

        2.    Appointment of Escrow Agent.    Quanex, the Buyer and the Seller appoint Wells Fargo Bank, National Association. as the Escrow Agent for the purposes set forth in this Agreement, and the Escrow Agent accepts the appointment under the terms of this Agreement.

        3.    Deposit of Escrow Fund.    For the purposes set forth in this Agreement, the Buyer is depositing or has deposited with the Escrow Agent $2,000,000 in cash or immediately available funds (together with income on such amounts as described in Section 5, the "Escrow Fund"). The Escrow Agent shall hold, invest, reinvest and disburse the Escrow Fund in accordance with the terms of this Agreement. The Escrow Fund shall be under the sole and exclusive dominion and control of the Escrow Agent, and none of Quanex, the Buyer nor the Seller shall have any right with respect to the Escrow Fund except as set forth in this Agreement.

        4.    Satisfaction of Claims with Escrow Fund.

          (a)    Distributions to Pay Claims.    At all times during the term of this Agreement, the Escrow Fund will be retained by the Escrow Agent and shall be distributed at any time, or from time to time, for the purpose of paying any and all Claims (as defined below) pursuant to the terms of this Escrow Agreement. It is anticipated that following the date hereof, Quanex and the Buyer (collectively, the "Buying Parties") will finalize a new collective bargaining agreement (the "Labor Agreement") with the unionized employees associated with the Business. During the term hereof the Escrow Fund shall be distributed at any time, or from time to time, for the purpose of paying (i) any and all signing bonuses, anticipated aggregate increases, if any, in hourly wages and benefits for such employees for the first twelve months following the effectiveness of the Labor Agreement and all other costs that the Buying Parties incur in connection with the negotiation, execution and delivery of the Labor Agreement, (ii) all severance benefits pursuant to Section 10.2 of the Asset Purchase Agreement, (iii) all retention bonuses, if any, paid by Buyer to employees of Seller who Buyer agrees to employ and who are not, at the Effective Time, located at Seller's

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  facility in Monroe, Michigan and (iv) one-half of the Vacation Amount paid by Quanex or Buyer to hourly Transferred Employees pursuant to Section 10.3 of the Asset Purchase Agreement (collectively, "Claims").

          (b)    Notice and Payment of Claims.    From time to time in accordance with the terms of this Escrow Agreement, the Buying Parties shall provide written notice (the "Notice"), including a description of the nature and amount of the Claim or Claims for which payment is requested, to Seller. A copy of the Notice shall be contemporaneously provided to Escrow Agent. Seller shall have a period of ten (10) days from the date of the Notice in which Seller may make Buyer aware of, and attempt to settle, any dispute Seller may have regarding the Claim. The Buying Parties agree to furnish such other information and documents (including, with respect to Claims described in Section 4(a)(i) above, a copy of the Labor Agreement) in connection with the Claims as the Seller may reasonably request. If Seller does not provide written notice of a dispute regarding the Notice within such ten day period, then Escrow Agent shall immediately disburse the amount of such Claims, together with any Escrow Income accrued on that portion of the Escrow Funds since its initial deposit, to the Buying Parties. Escrow Agent's duty to pay amounts pursuant to this Section 4(b) shall be unconditional and shall not require Seller's consent.

          (c)    Disputed Claims.    If a Claim is disputed pursuant to Section 4(b) above, the Escrow Agent shall not pay any amounts to the Buying Parties with respect to such Claim until the matter in dispute is resolved pursuant to Section 14.1 of the Asset Purchase Agreement. Once a disputed Claim is resolved as described above, the Buying Parties shall provide the Escrow Agent with a copy of the written settlement, order, judgment or other documentation as soon as practicable and the Escrow Agent shall distribute (or retain in the Escrow Fund, as the case may be) all or any portion of the Escrow Fund as set forth in such written order, judgment or other documentation.

        5.    Investment of Escrow Fund.

        The Escrow Fund shall be invested by the Escrow Agent in such investments as the Buying Parties and the Seller shall jointly direct from time to time. The foregoing notwithstanding, such investments shall be in Wells Fargo Money Market Funds, savings deposits, certificates of deposit or government obligations. All income earned on the Escrow Fund shall be deemed part of the Escrow Fund and shall be paid in accordance with the provisions of Sections 4 and 6 hereof.

        6.    Payment of Remaining Escrow Fund Amounts; Taxation.

          (a)   This Escrow Agreement shall terminate on the second anniversary of the Closing Date (the "Termination Date"). On the Termination Date, Escrow Agent shall pay and distribute the balance of the Escrow Fund as of such date to Seller unless any Claims are then pending (including any Claim of which the Escrow Agent has notice and which has not been resolved either through payment to the Buying Parties or through final resolution of a matter in dispute), in which case an amount equal to the aggregate dollar amount of all such Claims (as shown in the Notices of such Claims) shall be retained by the Escrow Agent in the Escrow Fund (and the balance paid to Seller as hereinafter provided). Amounts retained in the Escrow Fund under this section shall not be distributed until Escrow Agent receives either (i) joint written instructions of the Buying Parties and the Selling Parties, or (ii) a written court order, judgment or other documentation as set forth in Section 4(c) herein and the Escrow Agent shall distribute such amounts accordingly. Any of the Escrow Fund remaining after the resolution of all Claims described in this section shall be promptly distributed by Escrow Agent to Seller.

          (b)   All income earned on the Escrow Fund shall be reported annually as accrued by the Seller for federal, state and local income tax purposes.

2

        7.    Rights and Duties of the Escrow Agent.

          (a)    General Scope and Limitations.    The duties of the Escrow Agent under this Agreement shall be limited to the observance of the provisions of this Agreement. The Escrow Agent will not be subject to, or be obliged to recognize, any other agreement between the Buyer and the Selling Parties. The Escrow Agent shall not make any payment or disbursement from or out of the Escrow Fund that is not authorized pursuant to this Agreement. The Escrow Agent may rely on and act based on any instrument received by it pursuant to the provisions of this Agreement that it reasonably believes to be genuine and in conformity with the requirements of this Agreement. The Escrow Agent will not be liable for any error of judgment for any act done or any step taken by it in good faith in compliance with the provisions of this Agreement, for any mistake of fact or law or for anything that it might do or refrain from doing in complying with this Agreement, except to the extent those actions shall be proved to constitute gross negligence or willful misconduct on the part of the Escrow Agent.

          (b)    Indemnification of the Escrow Agent.    The Buying Parties and the Seller shall jointly and severally indemnify and hold harmless the Escrow Agent from and against any and all losses, costs, damages and expenses (including reasonable attorneys' fees) it may sustain by reason of its services as Escrow Agent under this Agreement, except those losses, costs, damages and expenses (including reasonable attorneys' fees) incurred by reason of those acts or omissions for which the Escrow Agent is liable or responsible under the last sentence of Section 7(a). Any costs of the Buying Parties and the Seller associated with the indemnification of the Escrow Agent pursuant to this Section 7(b) shall be borne one-half by the Buying Parties and one-half by Seller.

          (c)    Resignation of Escrow Agent.    The Escrow Agent may resign from its duties under this Agreement by giving the Buying Parties and the Seller not less than 30 days' prior written notice of the effective date of its resignation (which effective date shall be at least 30 days after the date the notice is given). If on or before the effective date of the resignation, the Escrow Agent has not received written instructions from the Buying Parties and the Seller regarding the transfer of the Escrow Fund to a substitute escrow agent, it may institute a bill of interpleader and deposit the Escrow Fund with the registry of a court of competent jurisdiction. The parties intend that a substitute escrow agent will be appointed to fulfill the duties of the Escrow Agent under this Agreement for the remaining term of this Agreement if the Escrow Agent resigns.

          (d)    Consultation with Legal Counsel.    The Escrow Agent may consult with its counsel or other counsel satisfactory to it in respect of any question relating to its duties or responsibilities under this Agreement and shall not be liable for any action taken, suffered or omitted by the Escrow Agent in good faith on the advice of that counsel. The Escrow Agent may act through its officers, employees, agents and attorneys.

        8.    Fees and Expenses of the Escrow Agent.    The Buyer shall be solely responsible for all of the fees of the Escrow Agent for its services under this Agreement in accordance with the standard fee schedule of the Escrow Agent which is attached hereto, together with any expenses reasonably incurred by the Escrow Agent in connection with this Agreement.

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        9.    Notices.    All notices, requests, demands and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally or sent by facsimile to the persons identified below, or three days after mailing in the United States mail if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

  (a)
  if to the Buying Parties:

    Quanex Corporation
    1900 West Loop South, Suite 1500
    Houston, Texas 77027
    Attention: Mr. Terry M. Murphy
    Fax No. (713) 877-5333

    with a copy to:

    Fulbright & Jaworski L.L.P.
    2200 Ross Avenue, Suite 2800
    Dallas, Texas 75201
    Attention: Ms. Harva R. Dockery
    Fax No. (214) 855-8200

  (b)
  if to the Seller:

    North Star Steel Company
    7650 Edinborough Way, Suite 600
    Edina, Minnesota 55435
    Attention: President
    Telephone No.: (952) 367-3011
    Facsimile No.: (952) 367-3082

    with a copy to:

    General Counsel
    Cargill Law Department
    P.O. Box 5624
    Minneapolis, Minnesota 55440-5624
    15615 McGinty Road West
    Wayzata, Minnesota 55391-2399
    Telephone No.: (952) 742-6334
    Facsimile No.: (952) 742-6349

  (c)
  If to the Escrow Agent:

    Wells Fargo Bank N.A.
    MAC T5001-0611000 Louisiana Street Suite 640
    Houston, Texas 77002
    Telephone No. 713-319-1658
    Fax No. (713) 650-0579

Each party shall have the right to change its address for notice to any other location by giving written notice to the other parties in the manner set forth above.

        10.    Binding Effect.    This Agreement shall be binding on and shall inure to the benefit of each party to this Agreement and its successors and permitted assigns.

4

        11.    Amendment and Termination.    This Agreement contains the entire agreement among the parties relating to the subject matter of this Agreement. This Agreement may be amended only by a written instrument executed by the parties to this Agreement. This Agreement will terminate when all of the Escrow Fund and the Escrow Income have been disbursed in accordance with the terms of this Agreement.

        12.    Applicable Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

        13.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

        14.    Captions and Paragraph Headings.    Captions and paragraph headings used in this Agreement are for convenience only, are not part of this Agreement and shall not be used in construing it.

        15.    Defined Terms and Construction.    Capitalized terms used in this Agreement shall have the meanings ascribed to them in the Asset Purchase Agreement unless the context requires otherwise. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does limit the preceding words or terms.

* * *

5

        IN WITNESS WHEREOF, Quanex, the Buyer, the Seller and the Escrow Agent have caused this Agreement to be executed, effective as of the date first above written.

QUANEX CORPORATION
By:
Name:
Title:
MACSTEEL MONROE, INC.
By:
Name:
Title:
NORTH STAR STEEL COMPANY
By:
Name:
Title:
WELLS FARGO BANK N.A.
By:
Name:
Title:

6

EXHIBIT D

LICENSED INTELLECTUAL PROPERTY AGREEMENT

        THIS LICENSED INTELLECTUAL PROPERTY AGREEMENT ("Agreement") is made and is effective as of the    day of                        , 2003, by and between NORTH STAR STEEL COMPANY, a Minnesota corporation (hereinafter "North Star") and QUANEX TWO, INC., a Delaware corporation ("Quanex").

W I T N E S S E T H:

        WHEREAS, North Star, Quanex and Quanex Corporation, a Delaware corporation, have entered into an Asset Purchase and Sale Agreement dated as of September 30, 2003, with respect to the sale of the Business to Quanex (the "Purchase Agreement"); and

        WHEREAS, North Star and Quanex wish to describe herein the terms under which Quanex will be authorized to use certain Intellectual Property of North Star.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and included in the Purchase Agreement, the parties hereto hereby covenant and agree as follows:

ARTICLE I
Definitions

        1.1.  Terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such terms in the Purchase Agreement.

ARTICLE II
Grants and Delivery

        2.1.  North Star hereby grants to Quanex, and Quanex hereby accepts, a non-exclusive, world-wide, royalty free, fully paid up, irrevocable, perpetual right and license to use the Licensed Intellectual Property.

        2.2.  North Star shall disclose the Licensed Intellectual Property to Quanex through the physical transfer of the assets of the Business. After the Effective Time, North Star shall have no continuing obligation to provide information of any kind in order to deliver the Licensed Intellectual Property.

ARTICLE III
North Star Warranties, Representations and Obligations

        3.1   North Star warrants that it has the legal power and right to extend the rights granted to Quanex in this Agreement and that it has not and shall not make any commitments to others inconsistent with or in derogation of such rights.

        3.2   North Star warrants that to its Knowledge, no unlicensed Third Party is operating under any of the Licensed Intellectual Property.

        3.3   North Star represents and warrants that to its Knowledge, its license of the Licensed Intellectual Property hereunder and Quanex's use thereof shall not infringe the Intellectual Property or other rights of any Third Party.

        3.4   Except as set forth above and in the Purchase Agreement, North Star hereby specifically disclaims all other Intellectual Property representations and warranties.

1

ARTICLE IV
Quanex Obligations

        4.1   Licensed Intellectual Property disclosed by North Star to Quanex shall be treated as confidential information by Quanex pursuant to the provisions of Section 7.7(b) of the Purchase Agreement.

ARTICLE V
Term

        5.1   The term of this Agreement shall commence as of the Effective Time and continue indefinitely.

ARTICLE VI
Transfer of Agreement or Licensed Intellectual Property

        6.1   Quanex shall not assign or transfer this Agreement or any of the Licensed Intellectual Property to any Third Party without the prior written consent of North Star; provided, however, that Quanex shall be permitted, without the prior written consent of North Star, to assign or transfer this Agreement and the Licensed Intellectual Property to (a) any of its Affiliates or (b) any Third Party who purchases all of the outstanding capital stock or assets of Quanex or all or substantially all of the assets of the Business.

        6.2   North Star shall not assign or transfer any of the Licensed Intellectual Property to any Third Party or permit any Third Party to license or otherwise use the Licensed Intellectual Property without the prior written consent of Quanex; provided, however, that North Star shall be permitted, without the prior written consent of Quanex, to (a) assign or transfer the Licensed Intellectual Property to (i) any of its Affiliates or (ii) any Third Party who purchases all of the outstanding capital stock of North Star or all or substantially all of the assets of North Star or (b) license or otherwise allow a Third Party who acquires a division or other significant part of the business of North Star to use the Licensed Intellectual Property.

ARTICLE VII
Miscellaneous

        The provisions of Articles XIII, XIV and XV of the Asset Purchase Agreement are incorporated by reference herein and shall be made a part of this Agreement; provided, however, that if the terms of this Agreement and the Asset Purchase Agreement conflict or are inconsistent, the terms of this Agreement shall control.

2

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

NORTH STAR STEEL COMPANY

By:

Name:

Title:

QUANEX TWO, INC.

By:

Name:

Title:

3

Prepared by:

Mark J. Isaacson, Esq.
Cargill, Incorporated
P.O. Box 5624
Minneapolis, MN 55440-5624

EXHIBIT E

SPECIAL WARRANTY DEED

        THIS SPECIAL WARRANTY DEED, made the            day of                        , 2003, by NORTH STAR STEEL COMPANY, a Minnesota corporation, whose post office address is 7650 Edinborough Way, Suite 600, Edina, Minnesota 55435-5992 ("Grantor"), to QUANEX TWO, INC., a Delaware corporation, whose post office address is 1900 West Loop South, Suite 1500, Houston, Texas 77027 ("Grantee").

WITNESSETH:

        That Grantor, for and in consideration of the sum of $10.00 and other good and valuable considerations, the receipt of which is hereby acknowledged, does hereby grant, bargain, sell and convey unto Grantee and Grantee's heirs, successors and assigns the following described land in Monroe County, Michigan:

    See Exhibit A attached hereto and incorporated herein by reference for the description of the land conveyed herein.

        TOGETHER with all the tenements, hereditaments and appurtenances thereto.

        TO HAVE AND TO HOLD the same unto Grantee and Grantee's heirs, successors and assigns in fee simple forever.

        And Grantor does hereby covenant with Grantee that title to the premises is free from all encumbrances made by Grantor, and that Grantor will warrant and defend the same against the lawful claims and demands of all persons claiming by, through or under Grantor (except for matters set forth in Exhibit B attached hereto and incorporated herein by reference), but against none other.

        IN WITNESS WHEREOF, Grantor has executed this deed the day and year first above written.

WITNESSES:	NORTH STAR STEEL COMPANY a Minnesota corporation
Print name:

By:

Print name:

Print name:	Title:

STATE OF MINNESOTA	)
	)	ss.
COUNTY OF HENNEPIN	)

        The foregoing instrument was acknowledged before me this            day of                        , 2003 by                        as                         of North Star Steel Company, a Minnesota corporation, on behalf of said corporation.

Print name:

Notary Public

My commission expires

(AFFIX NOTARY SEAL)

2

EXHIBIT A

Owned Real Property

Land in the City of Monroe, Monroe County, Michigan described as:

        A parcel of land lying in the Southeast quarter of Section 9, the Southwest quarter of Section 10, the Northwest quarter of Section 15 and the Northeast quarter of Section 16, Town 7 South, Range 9 East, and Private Claim 349 and more particularly described as follows: Beginning at a point located from the Southeast corner of Private Claim 349 North 37°37'00" East 599.20 feet along the East line of Private Claim 349 to a point on a line common to Section 9 and 16, said point being West 1844.63 feet from a section corner common to Section 9, 10, 15 and 16; thence continuing along the East line of Private Claim 349 from said point North 37°37'00" East 205.50 feet to the True Point of Beginning;

    thence North 80°26'56" West 925.62 feet;

    thence North 51°26'01" West 409.25 feet;

    thence North 22°27'57" East 1642.05 feet;

    thence North 44°19'30" East 542.61 feet to a point on a curve, said point being on the Southerly line of a 60 foot wide railroad easement, which centerline of said easement is described in Liber 624, Page 560, Monroe County Records;

    thence Southeasterly along the line of said 60 foot wide railroad easement and on the arc of a curve to the right, 320.40 feet to a point of tangent, said curve having a radius of 686.78 feet, central angle 26°43'46" and chord bearing distance South 66°17'28" East 317.50 feet;

    thence continuing along the line of said 60 foot wide railroad easement South 52°55'35" East 191.11 feet;

    thence Northeasterly along the line of said 60 foot wide railroad easement North 42°49'45" East 7.47 feet to a point on a curve and the Southerly line of a 42 foot wide railroad right-of-way lying on the Southerly side of Front Street (100 feet wide);

    thence Easterly along the Southerly line of said 42 foot wide railroad right-of-way and on the arc of a curve to the left 794.87 feet to a point of tangent, said curve having a radius of 5804.65 feet, central angle 07°50'45" and chord bearing and distance South 51°05'37" East 794.25 feet;

    thence South 55°01'00" East 1072.33 feet along the Southerly line of a 42 foot wide railroad right-of-way;

    thence South 55°10'30" East 2023.48 feet along the Southerly line of a 42 foot wide railroad right-of-way;

    thence South 23°32'00" West 1295.07 feet;

    thence North 55°10'30" West 1393.01 feet to a point on a line common the Sections 15 and 16, said point being South 421.31 feet from the section corner common to Sections 9, 10, 15 and 16;

    thence continuing North 55°10'30" West 680.98 feet;

    thence North 80°26'56" West 1176.49 feet to the True Point of Beginning,

3

EXHIBIT B

Permitted Encumbrances

1.
Easement(s) and rights relating thereto granted to The Detroit Edison Company, recorded March 4, 1970 in Liber 578, Page 548, Monroe County Records.

2.
Easement(s) and rights relating thereto granted to The Detroit Edison Company, recorded March 4, 1970 in Liber 578, Page 550, Monroe County Records.

3.
Terms, conditions and provisions which are recited in Warranty Deed recorded April 19, 1978 in Liber 761, Page 279, Monroe County Records.

4.
Easement(s) and rights relating thereto granted to Michigan Gas Utilities Company, recorded October 18, 1979 in Liber 806, Page 406, Monroe County Records.

5.
Easement(s) and rights relating thereto granted to Utilicorp United Inc. DBA Michigan Gas Utilities, recorded March 28, 1995 in Liber 1431, Page 572, Monroe County Records.

6.
Taxes and assessments that become a lien against the property after the date of closing. The title company assumes no liability for tax increases occasioned by retroactive revaluation, changes in the land usage or loss of any homestead exemption status for the insured premises.

7.
Rights of the public and of any governmental unit in any part of subject property taken, used or deeded for street, road or highway purposes.

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EXHIBIT F

TRADEMARK LICENSE AGREEMENT

        THIS TRADEMARK LICENSE AGREEMENT ("Agreement") is made and is effective as of                        , 2003, by and between NORTH STAR STEEL COMPANY, a Minnesota corporation ("Licensor") and QUANEX TWO, INC., a Delaware corporation ("Licensee").

        WHEREAS, Licensor is the owner of the trade names and trademarks "NORTH STAR STEEL" and its corporate symbol registered and used in the United States in connection with the Business and as shown on Attachment I hereto (such marks and derivations therefrom as currently used by Licensor in connection with the Business are hereinafter referred to collectively as the "Trademarks"); and

        WHEREAS, Licensor and Licensee have entered into an Asset Purchase and Sale Agreement with respect to the Business dated as of September 30, 2003 (which, together with the exhibits and schedules thereto, is hereinafter referred to as the "Purchase and Sale Agreement"); and

        WHEREAS, Licensor utilizes the Trademarks in marking its Inventory, Equipment and Fixed Assets and upon purchase orders, invoices, and other business documents (such use of the Trademarks are referred to herein as the "Current Use"); and

        WHEREAS, the sale of the Business to Licensee contemplates the licensing of the Trademarks within their Current Use to Licensee on an interim basis to facilitate the transition of the Business from Licensor to Licensee.

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

        1.    Definitions.

        Any capitalized terms used but not defined in this Agreement, shall have the meaning given those terms in the Purchase and Sale Agreement.

        2.    Grant of License.

        Subject to existing licenses, if any, in the Assigned Contracts, Licensor hereby grants a non-exclusive, non-transferable, royalty-free license (the "License") to use the Trademarks within their Current Use in connection with the Business, in the United States, for the term of this Agreement in order to facilitate Licensee to sell, distribute and otherwise dispose of the Inventory bearing the Trademarks and to utilize the Trademarks within their Current Use.

        3.    Limitations on Use of the Trademarks.

          3.1   Title to and ownership of the Trademarks is and shall always be vested solely in Licensor. It is understood that the present license will not in any way affect the ownership by Licensor of the Trademarks, which shall continue to be the exclusive property of the Licensor and Licensee shall not represent that it has any right, title or interest in the Trademarks other than the rights expressly granted by this Agreement.

        4.    Covenants by Licensor.

          4.1   Licensor need not maintain the registrations, if any, of the Trademarks if, in Licensor's sole discretion, Licensor determines not to do so.

          4.2   Should it become necessary to record Licensee as a registered user of the Trademarks in any country, Licensor shall prepare and file the appropriate documents to effectuate such recording. Licensee shall cooperate in the completion of such documentation. Expenses incurred by Licensor, or the Licensee in the process of documentation and completion of said recording shall be for the account of Licensee.

          4.3   Licensor makes no representation or warranty with respect to the Trademarks and the use thereof other than those expressly set forth in the Purchase and Sale Agreement.

        5.    Term and Termination.

          5.1   Unless such rights are otherwise terminated in accordance with this Section 5, the Licensee's rights to use the Trademarks under this Agreement shall terminate with respect to Inventory upon the earlier of (i) one (1) year anniversary of the Closing Date or (ii) the sale or other disposal of all Inventory, and shall terminate with respect to other items bearing the Trademarks upon the earlier of (i) the six (6) month anniversary of the Closing Date, or (ii) the sale disposal or remarking of other items bearing the Trademarks. Licensee agrees to remove the Trademarks from all Equipment and Fixed Assets and to utilize or replace other consumable items which bear the Trademarks with items which do not bear the Trademarks as expeditiously as reasonably possible after the Closing Date.

          5.2   In the event that the Licensee is, in Licensor's sole judgment, in material breach of any provision of this Agreement, or in the event, in Licensor's sole judgment, the use by the Licensee of the Trademarks, does not comply in all material respects with the terms of this Agreement, Licensee shall have thirty (30) days after receipt of written notice from Licensor to fully cure, to Licensor's satisfaction, such breach, failure or deficiency. If Licensee does not so cure, Licensor shall notify Licensee in writing that the License has been terminated.

          5.3   This Agreement shall also be terminated in the following events: (i) dissolution or liquidation of the Licensee; (ii) mutual written agreement of the parties or (iii) Licensee makes an assignment for the benefit of creditors, experiences bankruptcy or any proceeding under the law pertaining to the relief of debtors.

          5.4   Upon the termination of this Agreement, Licensee agrees that it will immediately cease using the Trademarks, make no further shipments of Inventory bearing the Trademarks, destroy all unsold Inventory bearing any of the Trademarks and have no further rights, interest or claims to any of the Trademarks. Licensee shall thereafter not use any of the Trademarks (or any trademarks confusingly similar to the Trademarks) for any purpose whatsoever.

        6.    Assignment.

        The Licensee shall not have any right to assign this Agreement or to sublicense any of its rights hereunder (other than assignment or sublicense to an Affiliate) without the express written consent of Licensor, which consent may be withheld for any reason.

        7.    Infringement Actions.

        In the event that the Trademarks and/or the Trademarks registration shall be infringed by any third party, Licensor shall have the sole right to bring any action for infringement, at Licensor's cost and expense, and to recover and retain any and all damages. The Licensee shall give Licensor prompt notice of any such infringement that comes to its attention and provide all reasonable cooperation and documentation requested by Licensor.

        8.    Goodwill.

        Licensee recognizes and acknowledges that the Trademarks and all rights therein and goodwill pertaining thereto belong exclusively to Licensor and Licensor's Affiliates, and that the use by Licensee pursuant to this Agreement shall inure to the benefit of Licensor and its Affiliates.

        9.    Miscellaneous.

          9.1    Indemnification.    Licensee shall indemnify and hold Licensor and its Affiliates harmless from and against all Losses that Licensor and any of its Affiliates incur arising out of the Licensee's breach of this Trademark License Agreement and all use by Licensee of the Trademarks in violation of this Agreement.

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          9.2    Provisions of the Purchase and Sale Agreement.    The provisions of Articles XIII, XIV and XV of the Purchase and Sale Agreement are incorporated by reference herein and shall be made a part of this Agreement; provided, however, that if the terms of this Agreement and the Purchase and Sale Agreement conflict or are inconsistent, the terms of this Agreement shall control.

3

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

NORTH STAR STEEL COMPANY
By:
Name:
Title:
QUANEX TWO, INC.
By:
Name:
Title:

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ATTACHMENT I

COUNTRY	TRADEMARK	REGN NO.
United States	NORTH STAR STEEL	2206654
United States	NORTH STAR STEEL CORPORATE SYMBOL	2222258

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EXHIBIT G

TRANSITION SERVICES AGREEMENT

        This Transition Services Agreement ("Agreement") is made and is effective as of                        , 2003 by and between QUANEX TWO, INC, a Delaware corporation ("Buyer"); CARGILL, INCORPORATED, a Delaware corporation ("Cargill"), and NORTH STAR STEEL COMPANY, a Minnesota corporation ("North Star") (Cargill and North Star individually and collectively referred to herein as "Seller").

        WITNESSETH:

        WHEREAS, pursuant to the terms of an Asset Purchase and Sale Agreement dated as of September 30, 2003, to which Buyer and North Star are parties (the "Purchase and Sale Agreement"), Buyer will, contemporaneously with the effectiveness of this Agreement, acquire the Business (the "Acquisition"); and

        WHEREAS, Buyer has requested that Seller provide Buyer with those certain transition services described on Schedule A (or the individual Addendums thereto) attached hereto and made a part hereof (the "Transition Services", and each a "Transition Service"), for a period of time after the Closing Date.

        NOW, THEREFORE, and in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

        1.    Definitions.    Capitalized terms used but not defined in this Agreement shall have the meanings given those terms in the Purchase and Sale Agreement.

        2.    Transition Services; Limitations.

          A.    Subject to the terms and provisions of this Agreement, Seller shall provide to Buyer the Transition Services as described on Schedule A or the Addendums thereto. Detailed costs and precise services (including additional services as may be agreed to by the parties) are reflected to the extent presently possible on Schedule A or the Addendums thereto, or shall be negotiated in good faith subsequent to the Closing by the Parties.

          B.    The provider of a Transition Service hereunder (Seller or a particular Affiliate of Seller, as the case may be) shall be referred to as "Service Provider" and the recipient of a Transition Service hereunder (Buyer or an Affiliate of Buyer, as the case may be) shall be referred to as "Service User". The Service Provider shall provide the Transition Services to Buyer in good faith, in substantially the same manner, at substantially the same quality, and with substantially the same degree of care the Service Provider has provided such Transition Services to the Business during the twelve (12) month period immediately prior to the execution of the Purchase and Sale Agreement. Service Provider shall have no obligation to supply Transition Services hereunder (i) that are not of the type presently being supplied by Seller to the Business and (ii) if a third party's consent is necessary for Service Provider to provide such Transition Services and such third party's consent has not been obtained after Service Provider has notified Service User of the failure to obtain such consent within ten (10) days prior to the Closing, and the reasons therefor, if known to Service Provider, and shall have used commercially reasonable efforts (to the extent legally possible) to obtain such consent.

          C.    In providing the Transition Services, Service Provider, as deemed necessary or appropriate in its reasonable discretion, may (i) use its own personnel, or (ii) employ the services of third parties (at the market rates charged by such third parties, and without further markup by Service Provider) to the extent such third party services are routinely utilized to provide similar services to Service Provider's own businesses or are reasonably necessary for the efficient performance of any Transition Service. Prior to entering into any new agreement with any third party service provider for the provision of Transition Services, Service Provider shall give not less than ten (10) business days written notice to Service User.

          D.    As needed from time to time during the term of this Agreement, and upon termination of any Transition Service or this Agreement, the Service Provider will provide Buyer all records, whether such are in written electronic or other format, related to the provision of the Transition Services hereunder in such format, whether written, electronic or other, as may be reasonably requested by Buyer. Upon termination of this Agreement, each party hereto shall, at the request of the other party, promptly return to such requesting party or its designated representatives or otherwise dispose of as the requesting party may instruct all materials that contain confidential or proprietary information in written, recorded, or other tangible form that such party may have in its possession, custody, or under its direct or indirect control.

          E.    Buyer and Seller shall designate a representative to act as their primary contact person with respect to the provision of all Transition Services (each such person being a "Responsible Person"). The initial Responsible Person for Buyer shall be                        and for Seller shall be Terry Forrest.

        3.    Term of Agreement/Transition Services.    The obligation of Service Provider to provide each Transition Service will commence on the Closing Date and, unless otherwise specified in Schedule A or a particular Addendum thereto, will terminate on the "Service Termination Date" for such Transition Service, which shall be the earliest to occur of (i) the date specified on the applicable Addendum, which shall in no event be a date later than six (6) months after the Closing Date, or (ii) the date on which Service User, by notice to Service Provider at any time prior to the termination of such Transition Service set forth on the applicable addendum, terminates such Transition Service. Notwithstanding the foregoing, (i) either Buyer or Seller may, by giving written notice, terminate this Agreement if the other party is in material breach of its obligations hereunder and has failed to cure said breach within thirty (30) days after receipt of written notice of such breach from the other party. Each Service User shall use reasonable commercial efforts to transition and terminate the Transition Services as soon as possible after the Closing Date.

        4.    Costs.    In consideration for the performance of each Transition Service, Service User agrees to pay to Service Provider the amounts set forth Schedule A or the Addendums thereto ("Costs"). Any Taxes (other than income Taxes of Seller) assessed on the provision of Transition Services hereunder, shall be paid by Service User.

        5.    Invoice.    Service Provider shall invoice Service User monthly for Transition Services provided during the preceding month and all invoices shall reflect in reasonable detail the nature and quantity of the Transition Services rendered during the previous month and the charges therefor. Service User agrees to pay to the invoicing entity each invoice within thirty (30) days after Service User's receipt of each such invoice.

        6.    Cooperation.    The parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Transition Services. Each party will provide such facilities, information, books, records, files, supplies, etc., as may be necessary or desirable for Service Provider to provide the Transition Services and Service User shall provide, from time to time, timely decisions on such matters as required for the performance of the Transition Services by Service Provider.

        7.    Confidentiality.    The parties each acknowledge and agree that the confidentiality provisions of Section 7.7 of the Purchase and Sale Agreement apply with respect hereto.

        8.    Compliance with Laws and Regulations.    Service User will use the Transition Services and Service Provider shall perform or provide the Transition Services only in accordance with all applicable Laws. Each party reserves the right to take all actions, including termination of any particular Transition Service, upon not less than twenty (20) days written notice to the other party, without penalty or liability to the other party, that is reasonably believed, based upon the advice of counsel, to

2

be necessary to assure compliance with applicable Laws or to avoid being subjected to regulation as a common carrier or utility. No such termination or refusal to perform shall be deemed a breach hereunder.

        9.    No Warranties; Indemnification.

          A.    SERVICE PROVIDER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER MATTER WITH RESPECT TO ANY TRANSITION SERVICE OR THE PERFORMANCE THEREOF; PROVIDED, HOWEVER, THAT NOTHING CONTAINED IN THIS SECTION 9(A) SHALL RELEASE SERVICE PROVIDER FROM THE OBLIGATIONS SET FORTH IN SECTION 2(B) OF THIS AGREEMENT.

          B.    Service User shall indemnify and hold harmless Service Provider and its Affiliates and their respective directors, officers, employees and agents (collectively, "DOEAs") from and against any and all Losses incurred by Service Provider, its Affiliates or their respective DOEAs as a result of the performance of the Transition Services; provided, however, the foregoing indemnity shall not apply to any such Losses to the extent caused by acts or omissions of Service Provider, its Affiliates or their respective DOEA's constituting gross negligence or willful misconduct or breach by Service Provider or its Affiliates of their obligations under this Agreement. However, in no event shall Service User be liable to Service Provider for special, consequential, punitive or exemplary damages. The above indemnity includes, but is not limited to, (a) any injury to or death of any persons or damage to or loss or destruction of any property, (b) any contamination of or injury or damage to or adverse effect upon persons, vegetation, air, land, water or the environment, and (c) any governmental agency related claims, losses, liabilities, damages and expenses. Service User and its Affiliates shall have no liability to Service Provider or any of its Affiliates or any of their respective DOEA's for any Losses arising out of this Agreement except as expressly provided in this Section 9(B).

          C.    Service Provider shall indemnify and hold harmless Service User, its Affiliates and their respective DOEA's from and against any and all Losses incurred by Service User, its Affiliates or their respective DOEA's to the extent but only to the extent arising out of any acts or omissions of Service Provider or its Affiliates constituting gross negligence or willful misconduct or breach by Service Provider or its Affiliates of their obligations under this Agreement. However, in no event shall Service Provider be liable to Service User for special, consequential, punitive or exemplary damages. The above indemnity includes, but is not limited to, (a) any injury to or death of any persons or damage to or loss or destruction of any property, (b) any contamination of or injury or damage to or adverse effect upon persons, vegetation, air, land, water or the environment, and (c) any governmental agency related claims, losses, liabilities, damages and expenses. Service Provider and its Affiliates shall have no liability to Service User or any of its Affiliates or any of their respective DOEA's for any Losses arising out of this Agreement except as expressly provided in this Section 9(C).

          D.    Notwithstanding anything to the contrary contained herein, to the extent that Service Provider utilizes third parties to provide Transition Services hereunder, Service Provider shall not have any liability to Service User or their respective DOEAs for the acts and omissions of such Third Party Suppliers; provided, however, if Service User, any of its Affiliates or any of their respective DOEAs suffer Losses, due to an act or omission of a Third Party Supplier which constitutes gross negligence or willful misconduct, Service Provider will first present a claim to the Third Party Supplier on behalf of Service User to the extent permitted under Service Provider's agreement with the Third Party Supplier and will pursue the claim in the same manner as Service Provider would pursue a claim with respect to its other businesses and any recovery shall be remitted to the affected indemnitee(s). Nothing contained herein shall require Service Provider to

3

  institute any litigation or other proceeding against such Third Party Supplier. Service Provider will use commercially reasonable efforts to cause Service User to be a third party beneficiary under any contracts with third party service providers providing Transition Services.

          E.    Notwithstanding anything to the contrary herein, Service User hereby waives for itself and its Affiliates any and all rights of recovery, claims, actions or causes of action for any and all Losses to the extent it receives insurance proceeds with respect thereto.

          F.     The provisions of this Section 9 shall survive the termination of this Agreement.

        10.    Force Majeure.    Service Provider shall not be liable for any failure to perform or delay in performing its obligations pursuant to this Agreement to the extent its failure to do so is caused by or results from any act of God; war, riot, fire; explosion; accident; flood; sabotage, lack of (despite reasonable efforts of such party to obtain) adequate fuel, power, raw materials, labor, containers or transportation facilities; compliance with Laws, national defense requirements; or any other cause or circumstances beyond the reasonable control of the affected party. The Service Provider which is rendered unable to perform its obligations as a result of the foregoing shall notify the Service User as soon as reasonably possible to discuss the circumstances and potential solutions of such force majeure event, including reasonable efforts as to mitigation of such force majeure event and provision of substitute Transition Services by a Third Party Supplier at Service User's sole cost and expense and the parties shall reasonably cooperate in respect thereto.

        11.    Third Party Suppliers.

          A.    Service User understands that the provision of some Transition Services may involve services historically provided by a third party (a "Third Party Supplier") to Service Provider or the lease or license of property (including, without limitation, computer software) to Service Provider by a Third Party Supplier. If permitted by the agreement governing the provision of such services or property by a Third Party Supplier (a "Third Party Agreement"), Service Provider will provide, or arrange for such Third Party Supplier to provide, such Transition Service for Service User in accordance with the terms of this Agreement; provided, however, if the provision of such Transition Service would result in the breach of the terms of such Third Party Agreement, then Service Provider shall be relieved of its obligation to provide such Transition Service and shall instead use its commercially reasonable best efforts to assist Service User in obtaining an amendment to such Third Party Agreement or such other authorization from such Third Party Supplier which would allow Service Provider to provide such Transition Service in accordance with the terms of this Agreement. In the event that Service Provider is unable to obtain an amendment of such Third Party Agreement or an authorization from such Third Party Supplier that would allow Service Provider to provide such Transition Service to Service User, Service Provider shall use its commercially reasonable efforts to assist Service User in obtaining a similar service (in both quality and quantity) from another Third Party Supplier. Service User shall be solely responsible for the cost of any such Third Party Supplier Transition Services.

          B.    At its option and upon reasonable notice to Service User, Service Provider may terminate or fail to renew any Third Party Agreement and contract with another Third Party Supplier to provide the affected Transition Service or, alternatively, perform such Transition Service itself.

        12.    Amendment; Additional Services.    This Agreement may be amended, modified or supplemented only by a writing signed by the parties. The parties agree to amend this Agreement to add additional services as Transition Services hereunder so long as the parties agree such services would have been included as Transition Services hereunder had the parties given consideration to such services as of the date hereof.

        13.    Provisions of the Asset Purchase Agreement.    The provisions of Articles XIII, XIV and XV of the Asset Purchase Agreement are incorporated by reference herein and shall be made a part of this Agreement; provided, however, that if the terms of this Agreement and the Asset Purchase Agreement conflict or are inconsistent, the terms of this Agreement shall control.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

QUANEX TWO, INC.
By:
Name:
Title:
CARGILL, INCORPORATED
By:
Name:
Title:
NORTH STAR STEEL COMPANY
By:
Name:
Title:

5

SCHEDULE A TO TRANSITION SERVICES AGREEMENT

List of services to be performed

The following services will be provided to Quanex upon closing the purchase of the North Star Steel Michigan facility. A one-time charge for setting up ledgers, transferring files, and related tasks will be assessed in the amount not to exceed $300,000 payable at the time the services are rendered. Further, the monthly charges for providing the services listed below will not exceed $150,000. Each service will be detailed prior to Closing based on Quanex's requirements and priced accordingly. Any additional services outside of Seller's interpretations of the following services will be priced and billed.

  1
  Financial Reporting—Balance Sheet, Profit and Loss Statements through JDE package

  2
  Accounts Payable—Process and issue payments to vendors

  a.
  Scrap vendors twice per week

  b.
  All other suppliers on the 10th and 25th of the month

  3
  Accounts Receivable—Process invoices, collections, cash applications, accounts receivable file maintenance

  4
  Sales Order Entry—Provide quotes and process customer orders to only those customers that Quanex provides credit approval. Quanex will be responsible for all outside contacts with the customer

  5
  Transportation/Logistics—Scheduling freight and administering contracts

  6
  Purchasing /Storeroom—MP2 will be provided and supported however, Quanex will have to acquire the necessary licenses to operate at the conclusion of the transition services

  7
  Phone Services—Provide wide area network to support IT functions, does not include local or long distance voice services

  8
  IT Support—Help desk, technical support, software support. Any changes to legacy systems will be billed on an hourly rate to be determined at the time of the request

Note:
None of the above services will extend beyond six months from the date of closing.

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QuickLinks

AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT Between North Star Steel Company, (as "Seller") And MACSTEEL Monroe, Inc. (formerly Quanex Two, Inc.) (as "Buyer") And Quanex Corporation Dated December 23, 2003
TABLE OF CONTENTS
EXHIBITS
SCHEDULES
ARTICLE 1 DEFINITIONS
ARTICLE 2 SALE AND PURCHASE OF PURCHASED ASSETS; ASSUMPTION OF ASSUMED OBLIGATIONS
ARTICLE 3 PURCHASE PRICE AND PAYMENT
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYING PARTIES
ARTICLE 6 COVENANTS OF THE SELLER
ARTICLE 7 COVENANTS OF THE BUYING PARTIES AND THE SELLER
ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYING PARTIES
ARTICLE 9 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER
ARTICLE 10 EMPLOYEES AND BENEFIT PLANS
ARTICLE 11 CLOSING
ARTICLE 12 TERMINATION
ARTICLE 13 INDEMNIFICATION
ARTICLE 14 DISPUTE RESOLUTION
ARTICLE 15 MISCELLANEOUS
EXHIBIT A ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT B BILL OF SALE
EXHIBIT C ESCROW AGREEMENT
EXHIBIT D LICENSED INTELLECTUAL PROPERTY AGREEMENT
EXHIBIT E SPECIAL WARRANTY DEED
EXHIBIT A Owned Real Property
EXHIBIT B Permitted Encumbrances
EXHIBIT F TRADEMARK LICENSE AGREEMENT
ATTACHMENT I
EXHIBIT G TRANSITION SERVICES AGREEMENT
SCHEDULE A TO TRANSITION SERVICES AGREEMENT List of services to be performed